EXHIBIT 10.9

TRIZECHAHN 1065 AVENUE OF THE AMERICAS LLC,

LANDLORD

AND

SEAMLESSWEB PROFESSIONAL SOLUTIONS, LLC,

TENANT

OFFICE LEASE

The entire fifteenth (15th) floor

1065 Avenue of the Americas

New York, NY 10018

OFFICE LEASE AGREEMENT

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28.	MISCELLANEOUS	45

29.	RIGHT OF FIRST OFFER	48

30.	RIGHT TO TERMINATE	48

31.	DETERMINATION OF DISPUTES ARISING UNDER ARTICLE 22	49

32.	GUARANTY	49

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LEASE AGREEMENT

1065 Avenue of the Americas

New York, NY

THIS LEASE AGREEMENT (“Lease”) is entered into as of the Date (defined below), by and between the Landlord and Tenant (defined below).

1. BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS

1.1 Basic Lease Definitions

In this Lease, the following defined terms shall have the meanings indicated.

(a) “Date” shall mean the date of full execution and delivery of this Lease, which is May 19, 2011.

(b) “Landlord” shall mean TRIZECHAHN 1065 AVENUE OF THE AMERICAS LLC, a Delaware limited liability company.

(c) “Tenant” shall mean SEAMLESSWEB PROFESSIONAL SOLUTIONS, LLC, a Delaware limited liability company.

(d) “Premises” shall mean the entire fifteenth (15th) floor of the Building.

(e) “Area of the Premises” shall mean, for purposes of this Lease, the equivalent of 28,681 rentable square feet.

(f) “Use” shall mean executive, administrative and general office use for the conduct of Tenant’s business and no other use, subject to the provisions of this Lease and the certificate of occupancy for the Building.

(g) “Term” shall mean the duration of this Lease, which shall be approximately ten (10) years and ten (10) months, beginning on the “Commencement Date” (as defined in Section 3.1 below) and ending on the “Expiration Date” (as defined in this Section 1.1 ), unless terminated or canceled earlier pursuant to the provisions of this Lease or by law.

(h) The “Expiration Date” shall mean the last day of the month in which occurs the day immediately preceding the date that is ten (10) years and ten (10) months following the Commencement Date.

(i) “Base Rent” shall mean the Rent payable pursuant to Section 4.1, which:

(i) beginning on the Commencement Date through and including the day immediately prior to the fifth (5th) anniversary of the Commencement Date, shall be One Million Six Hundred Six Thousand One Hundred Thirty Six and 00/100 Dollars ($1,606,136.00) per annum payable at the rate of $133,844.67 per month; and

(ii) beginning on the fifth (5th) anniversary of the Commencement Date through and including the Expiration Date, shall be One Million Seven Hundred Forty Nine Thousand Five Hundred Forty One and 00/100 Dollars ($1,749,541.00) per annum payable at the rate of $145,795.08 per month.

(j) “Tenant’s Tax Share” shall mean 4.20%.

(k) “Tenant’s Expense Share” shall mean 4.46%.

(l) “Base Tax Year” shall mean the July 1, 2011 – June 30, 2012 tax fiscal year.

(m) “Base Expense Year” shall mean Landlord’s Fiscal Year ending December 31, 2011.

(n) “Rent Commencement Date” shall mean July 1, 2012.

(o) [Intentionally deleted.]

(p) “Landlord’s Building Address” shall mean:

TrizecHahn 1065 Avenue of the Americas LLC

c/o BREA Property Management, LLC

1065 Avenue of the Americas

New York, New York 10018

Attention: Property Manager

(q) “Landlord’s Notice Address” shall mean: TrizecHahn 1065 Avenue of the Americas LLC c/o BREA Property Management, LLC, 1065 Avenue of the Americas, New York, New York 10018, Attention: Property Manager; with a copy of sent to TrizecHahn 1065 Avenue of the Americas LLC c/o Equity Office, 2 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Chief Legal Counsel, and TrizecHahn 1065 Avenue of the Americas LLC, c/o The Blackstone Group, 1095 Avenue of the Americas, New York, New York 10036, Attention: Adam Goldenberg, with an additional copy to TrizecHahn 1065 Avenue of the Americas LLC c/o BREA Property Management, LLC, 1095 Avenue of the Americas, New York, New York 10036, Attention: Josh Glick, Asset Manager, with an additional copy to: Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, Attention: Stuart D. Kaplan, Esq.

(r) “Tenant’s Notice Address” shall mean: SeamlessWeb Professional Solutions, LLC, 1065 Avenue of the Americas, New York, New York 10018, Attention: President; with a copy sent to: SeamlessWeb Professional Solutions, LLC, c/o ARAMARK Corporation, 1101 Market Street, 27th Floor, Philadelphia, Pennsylvania 19107, Attention: Director of Real Estate.

(s) “Broker(s)” shall mean the following broker or brokers: Newmark Knight Frank, for Landlord, and Cushman & Wakefield, Inc., for Tenant.

(t) “Liability Insurance Amount” shall mean $5,000,000.00.

1.2 Exhibits

The Exhibits listed below are attached to and incorporated in this Lease. In the event of any inconsistency between such Exhibits and the terms and provisions of this Lease, the terms and provisions of the Exhibits shall control. The Exhibits to this Lease are:

Exhibit A	-	Description of Land

Exhibit B	-	Landlord’s Work

Exhibit C	-	HVAC Specifications

Exhibit D	-	Cleaning Specifications

Exhibit E	-	Rules and Regulations

Exhibit F	-	Rules and Regulations for Alterations

Exhibit G	-	Guaranty

Exhibit H	-	Prohibited Tenants

Exhibit I	-	Other Tenants’ Rights

Exhibit J	-	ROFO Space Floor Plans

1.3 Additional Definitions

In addition to the terms defined in Section 1.1 and other Sections of this Lease, the following defined terms when used in this Lease shall have the meanings indicated:

(a) “Additional Rent” shall mean the Rent payable under the provisions of Sections 4.2 and 4.4 and Article 8 of this Lease.

(b) “Alteration(s)” shall mean any and all improvements, installations, changes, additions, renovations, replacements and/or restorations made in, to or upon the Premises.

(c) “Building” shall mean the office and retail building commonly known as 1065 Avenue of the Americas, New York, located on the Land and in which the Premises are located.

(d) “Building Systems” shall mean the central heating, ventilating, air conditioning, plumbing, electric, life safety, mechanical, wiring, sprinkler, Class E, sewerage, water, mechanical, elevator and other systems installed by Landlord in the core and shell of the Building, and all other fixtures, equipment and appurtenances and systems installed by Landlord in the core and shell of the Building.

(e) “Common Areas” shall mean certain interior and exterior common and public areas located on the Land and in the Building as may be designated by Landlord for the non-exclusive use in common by Tenant, Landlord and other tenants, and their employees, guests, customers, agents and invitees.

(f) “Expenses” shall have the meaning set forth in Section 4.4 of this Lease.

(g) “Fiscal Year” shall mean Landlord’s fiscal year, which ends on December 31st of each calendar year and may be changed at Landlord’s discretion.

(h) “Force Majeure” shall mean any acts of God, governmental restriction, requirements of Law, strikes, labor disturbances, shortages of or inability to obtain materials or supplies, or any other cause or event beyond Landlord’s or Tenant’s reasonable control by which such party shall be hindered, delayed or prevented from performance of any act under this Lease.

(i) “Holidays” shall mean all Federal, State, City and banking holidays and Building Service Employees and Operating Engineer’s Union contract holidays now or hereafter in effect.

(j) “Insurance Boards” shall mean and include the National Board of Fire Underwriters and any other body having similar jurisdiction (whether at the federal, state or local level) and the New York Fire Insurance Exchange, and any other body establishing insurance premium rates.

(k) “Land” shall mean the real property known as 1065 Avenue of the Americas, New York, NY and described on Exhibit A hereto.

(l) “Laws” shall mean any and all present or future federal, state, county, borough, municipality or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction, including the Americans with Disabilities Act of 1990 (the “ADA”), NYC Local Laws No. 5 of 1973, No. 16 of 1984 and No. 58 of 1988, each as amended from time to time, and all Laws then in effect relating to asbestos.

(m) “Prime Rate” shall mean the rate of interest announced from time to time by Citibank, N.A., or any successor to it, as its prime rate. If Citibank, N.A. or any successor to it ceases to announce a prime rate, Landlord shall designate a reasonably comparable financial institution for purposes of determining the Prime Rate.

(n) “Rent” shall mean the Base Rent, Additional Rent and all other amounts required to be paid by Tenant under this Lease.

(o) “Tax Year” shall mean every twelve (12) consecutive month period, all or any part of which occurs during the Term, commencing each July 1 or such other date as shall be the first day of the fiscal tax year of the City of New York or other governmental agency responsible for the collection of Taxes.

(p) “Taxes” shall mean (whether represented by one or more bills) the total of all real estate taxes, levies, license fees and assessments (including water rates and sewer rents), whether general or special, foreseen or unforeseen, ordinary or extraordinary, of any nature whatsoever, now or hereafter levied, confirmed, charged or imposed upon or attributable to, the Land, the Building and/or Landlord’s interest therein, and payable by Landlord.

Any special assessment or levy (including, without limitation, any “Business Improvement District” assessments) which is imposed upon the Land, the Building or Landlord’s interest therein shall be deemed to be included in the term “Taxes”; and if, due to a future change in or addition to the method of taxation, a gross receipts, capital, capital stock or other tax shall be levied against Landlord or the owner of the Building and/or the Land in substitution for or in lieu of or as an additional part of any tax in the nature of real estate tax or assessment, such gross receipts, capital, capital stock or other tax (whether or not directly imposed upon, or based upon, the assessed valuation of the Building, the Land or Landlord’s interest therein) shall be deemed to be included in the term “Taxes”, but only to the extent of the amount thereof that would be levied if Landlord’s interest in the Land and Building were the only assets of Landlord. “Taxes” shall not include income taxes, excess profit taxes, franchise taxes, estate taxes, inheritance taxes or documentary transfer taxes or penalties or late charges due as a result of Taxes being paid after their due date (if such lateness is not attributable to Tenant), except to the extent any such taxes are in the nature of or in substitution for or are a recharacterization or replacement of Taxes.

2. GRANT OF LEASE

2.1 Demise

Subject to the terms, covenants, conditions and provisions of this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, together with the non-exclusive right to use the Common Areas, for the Term.

2.2 Quiet Enjoyment

Landlord covenants that during the Term Tenant shall have quiet and peaceable possession of the Premises, subject to the terms, covenants, conditions and provisions of this Lease, and Landlord shall not disturb such possession except as expressly provided in this Lease.

2.3 Landlord and Tenant Covenants

Landlord covenants to observe and perform all of the terms, covenants and conditions applicable to Landlord in this Lease. Tenant covenants to pay the Rent when due, and to observe and perform all of the terms, covenants and conditions applicable to Tenant in this Lease.

3. TERM

3.1 Commencement Date

“Commencement Date” shall mean the date on which Landlord shall deliver possession of the Premises to Tenant broom clean, free of Hazardous Substances which are not in compliance with applicable Law, and free of all tenancies, licenses and rights of occupants and with Landlord’s Work (as defined in Section 5 below) substantially complete. When the Commencement Date is determined, Landlord and Tenant shall execute an agreement setting forth the Commencement Date and the Expiration Date, provided that any failure of the parties to enter into such agreement shall not affect the occurrence of such dates as provided under this Lease.

3.2 Early Occupancy

Tenant shall have no right to enter the Premises until Landlord shall tender possession, unless Tenant shall obtain Landlord’s prior consent to such entry. If Tenant shall take possession of all or any part of the Premises with Landlord’s prior written consent for any purpose prior to delivery of possession thereof by Landlord, then all of the covenants and conditions of this Lease shall bind both parties with respect to all of the Premises, and Tenant shall pay Landlord Rent in accordance with the provisions of Sections 4 and 8 of this Lease commencing on the date Tenant shall have first taken possession of the Premises at the rate of the Base Rent plus Additional Rent. No early occupancy under this Section 3.2 shall change the Commencement Date or the Expiration Date. Notwithstanding the foregoing, Landlord and Tenant shall arrange for Tenant’s entry into the Premises, accompanied by a representative of Landlord, prior to the Commencement Date, to permit Tenant to measure the Premises and make other observations for the purpose of developing the construction drawings described in Section 5.2 below.

3.3 Delayed Occupancy

3.3.1 If Landlord shall be unable to give possession of the Premises to Tenant on any specific date by reason of the failure of a prior tenant or occupant thereof to vacate the Premises or deliver possession of the Premises to Landlord, or for any other reason, Landlord shall not be subjected to any damages or other liability, or be deemed in default under this Lease, for the failure to give possession of the Premises on such date. No such failure to give possession of the Premises on any specific date shall affect the validity of this Lease or the obligations of Tenant hereunder or be deemed to extend the Term, but the Rent payable under this Lease shall not commence until the Commencement Date, provided that this Lease shall then be in full force and effect and an Event of Default shall not have occurred and be continuing, except that if such failure to give possession has been caused by any act or omission of Tenant, there shall be no abatement or postponement of Rent. Landlord shall not be subject to any liability for any delay in completing any repairs, improvements or decorations expressly required to be made to the Premises by Landlord.

3.3.2 Tenant hereby waives any rights to rescind this Lease which Tenant might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York, or pursuant to any other law of like import now or hereafter in force.

3.4 Surrender

Upon the Expiration Date or earlier cancellation or termination of the Term (such date, as applicable, being hereinafter referred to as the “Surrender Date”), Tenant shall immediately vacate and surrender possession of the Premises to Landlord broom clean and in good order, repair and condition, except for ordinary wear and tear and damage by fire or other casualty. Upon the expiration or other termination of the Term, Tenant shall (a) remove all Specialty Alterations required to be removed by Section 10.1.5 and shall restore the Premises to the condition existing prior to the installation of such Specialty Alterations, which removal and restoration shall be performed pursuant to the provisions of Article 10 of this Lease, and (b) remove all of Tenant’s trade fixtures, office furniture, office equipment and other personal property from the Premises. Tenant shall immediately repair any damage caused by such removal or, at Landlord’s option, pay Landlord on demand the reasonable cost of repairing any damage to the Premises or Building caused by the removal of any such items. Any of Tenant’s property remaining in the Premises shall be conclusively deemed to have been abandoned by Tenant and may be stored, sold, destroyed or otherwise disposed of by Landlord without further notice to or demand upon Tenant, and without liability or obligation to account to or compensate Tenant, and Tenant shall pay to Landlord, as Rent on demand, all costs incurred by Landlord to store and dispose of such abandoned property.

3.5 Holding Over

3.5.1 Tenant shall not hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as required by this Lease. If Tenant shall fail to surrender the Premises to Landlord on the Surrender Date in accordance with the provisions of Section 3.4 above, Tenant shall pay to Landlord, as use and occupancy for each month or fraction thereof during which Tenant continues to occupy the Premises after the Surrender Date (the “Continued Occupancy Period”), an amount of money (the “Occupancy Payment”) equal to one hundred fifty percent (150%) of the monthly Base Rent payable during the last year of the Term plus one-twelfth (1/12) of the annual Additional Rent payable under Sections 4 and 8 of this Lease during the last year of the Term. Tenant shall make the Occupancy Payment, without notice or demand, on the first day of each and every month during the Continued Occupancy Period. The receipt and acceptance by Landlord of all or any portion of the Occupancy Payment shall not be deemed a waiver or acceptance by Landlord of Tenant’s breach of Tenant’s covenants and agreements under Section 3.4 or this Section 3.5, or a waiver by Landlord of Landlord’s right to institute any summary holdover proceedings against Tenant, or a waiver by Landlord of any other of Landlord’s rights or remedies against Tenant in such event as provided for in this Lease or under Law.

3.5.2 In addition to making all required Occupancy Payments, Tenant shall, in the event of Tenant’s failure to surrender the Premises on the Surrender Date in accordance with the provisions of Section 3.4 above, also indemnify and hold Landlord harmless from and against any and all loss or liability resulting from any delay by Tenant in so surrendering the Premises, including any special damages or claims Landlord may suffer by reason of any claims made by any succeeding occupant founded on such delay, and any reasonable attorneys’ fees, disbursements and court costs incurred by Landlord in connection with the foregoing.

3.5.3 Tenant expressly waives, for itself and for any person claiming by, through or under Tenant, any rights which Tenant or any such persons may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules, and of any successor law of like import then in force, in connection with any summary holdover proceedings which Landlord may institute to enforce the provisions of this Article 3.

3.5.4 Tenant’s obligation to observe or perform each and every one of the covenants set forth in Section 3.4 and this Section 3.5 shall survive the expiration or other termination of the Term.

4. RENT

4.1 Base Rent

Commencing on the Commencement Date and continuing throughout the Term, Tenant agrees to pay Landlord Base Rent in accordance with the provisions of this Lease. Base Rent shall be payable in monthly installments in the amount specified in Section 1.1(i) above, in advance, on or before the first day of each and every month during the Term. However, if the Term commences on other than the first day of a month or ends on other than the last day of a month, Base Rent for such month shall be prorated. Tenant shall pay the first monthly installment of Base Rent becoming due under this Lease upon execution of this Lease by Tenant and Landlord. Notwithstanding the foregoing and Section 1.1(i), provided that this Lease shall then be in full force and effect and an Event of Default shall not have occurred and be continuing, the Base Rent shall abate completely from the Commencement Date through the date that is one day prior to the Rent Commencement Date.

4.2 Additional Taxes

4.2.1 Tenant shall pay to Landlord, as Additional Rent, for each Tax Year subsequent to the Base Tax Year that contains any part of the Term (but in no event prior to the first (1st) anniversary of the Commencement Date), an amount (“Tenant’s Tax Payment”) equal to Tenant’s Tax Share of the amount by which Taxes for such Tax Year exceed Taxes for the Base Tax Year. Prior to or as soon as practicable after the beginning of each Tax Year subsequent to the Base Tax Year, Landlord shall submit a statement to Tenant (the “Tax Statement”) setting forth Tenant’s Tax Payment. Tenant’s Tax Payment shall be payable in two (2) equal installments, the first of which shall be due and payable on the June 1 immediately preceding the commencement of the Tax Year with respect to which a Tax Statement shall be rendered and the second of which shall be due and payable on the December 1 immediately preceding the second half of such Tax Year, provided, however, that if Landlord shall render any Tax Statement after or less than ten (10) days prior to the date on which a Tax Payment would otherwise be due, then such payment shall be due ten (10) days after Landlord shall have rendered such Tax Statement.

4.2.2 If, following the delivery of any Tax Statement, Landlord shall receive a refund of Taxes with respect to a Tax Year for which Tenant has paid any Additional Rent under the provisions of this Section 4.2, Tenant’s Tax Share of the net proceeds of such refund, after deduction of legal fees, appraiser’s fees and other expenses incurred in obtaining reductions and refunds and collecting the same (and after deduction of such expenses for previous Tax Years which were not offset by tax refunds for such Tax Years) shall be applied and allocated to the periods for which the refund was obtained and, if no Event of Default shall be continuing, Landlord shall, at Landlord’s option, refund or credit to Tenant, Tenant’s Tax Share of the net proceeds of such refund. In no event shall any refund or credit due to Tenant hereunder exceed Tenant’s Tax Payment paid by Tenant for such particular Tax Year. In no event shall Tenant have the right to seek from the taxing authority any refund or reduction of Taxes. If, prior to the delivery of a Tax Statement to Tenant with respect to a particular Tax Year, Landlord shall obtain a reduction in Taxes for that Tax Year, then Tenant shall pay to Landlord, within fifteen (15) days following the issuance to Tenant of a bill therefor, an amount equal to Tenant’s Tax Share of all costs and expenses (including legal, appraisal and other expert fees) incurred by Landlord in obtaining such reduction.

4.2.3 If there shall be a reduction or refund of Taxes for the Base Tax Year, Landlord shall furnish to Tenant a revised statement indicating the Taxes payable with respect to the Base Tax Year as so finally determined and all prior and future payments of Tenant’s Tax Share of increases in Taxes provided for in this Section 4.2 shall be recalculated accordingly. Any additional payment due for any Tax Year shall be made by Tenant within fifteen (15) days after the furnishing to Tenant of the revised Tax Statement.

4.3 Other Taxes

In the event that any taxes upon or measured by Rent or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Premises which are typically payable by Tenant (e.g. commercial rent tax) are allocated by Law to be payable by Landlord, Tenant shall reimburse Landlord upon demand for any and all such taxes payable by Landlord.

4.4 Additional Expenses

4.4.1 For purposes of this Section 4.4, the term “Expenses” shall mean the aggregate of those expenses (other than those expressly excluded below) incurred or accrued by Landlord or any contractor employed by Landlord with respect to each Fiscal Year in accordance with standard accounting practices of the real estate industry with respect to the operation of first class office buildings in midtown Manhattan (“Standard Accounting Practices”) in connection with operating, repairing, managing, equipping, securing, protecting, maintaining, replacing, renewing, cleaning, decorating and inspecting the Building and/or Land. Without limiting the generality of the foregoing, “Expenses” shall include the following items, whether directly incurred or through separate contract therefor:

(a) Wages, salaries, fees, bonuses and other compensation and payments and payroll taxes and contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits required by law or by union agreement (or, if the employees or any of them are non-union, then payment for benefits comparable to those generally required by union agreement in first-class office buildings in the Borough of Manhattan, City of New York, which are unionized) made to or on behalf of all employees of Landlord or any contractor or agent employed by Landlord up to and including the grade of the Building’s general manager performing services rendered in connection with the operation, repair and maintenance of the Building and/or Land, including without limitation:

(i) Elevator operators, if any, and starters and assistant starters;

(ii) Window cleaners, porters, janitors, maids, cleaners, dusters, sidewalk shovelers and miscellaneous handymen, and all of their supervisors;

(iii) Watchmen, caretakers, security personnel and persons engaged in patrolling and protecting the Building and all of their supervisors;

(iv) Carpenters, engineers, firemen, mechanics, electricians, plumbers and persons engaged in the operation, repair and maintenance of the Building and the Building Systems (other than exclusively for particular tenants of the Building) and all of their supervisors;

(v) The Building manager, superintendent, assistants, clerical and administrative personnel, if any; and

(vi) Management personnel of Landlord or the managing agent performing services in or for the Building (including, without limitation, costs for property accounting, construction management at the Building, information technology services, human resources personnel and building operations and management supervisory personnel), provided that if such personnel also service other buildings a reasonable allocation of their wages, salaries, fees and other compensation shall be made.

(b) The uniforms of all employees, and the cleaning, pressing and repair thereof.

(c) Cleaning and maintenance costs for the Land and Building, including the windows, sidewalks and plazas, and the costs of all labor, supplies, equipment and materials incidental thereto.

(d) Premiums and other charges incurred by Landlord with respect to all insurance relating to the Building and the operation and maintenance thereof, including, without limitation:

(i) Fire and extended coverage insurance, including windstorm, hail, explosion, riot, rioting attending a strike, civil commotion, aircraft, vehicle and smoke insurance;

(ii) Public liability insurance;

(iii) Elevator insurance;

(iv) Worker’s compensation insurance;

(v) Boiler and machinery insurance;

(vi) Rent, use and occupancy insurance;

(vii) Health, accident and group life insurance on all employees; and

(viii) War damage and terrorism insurance.

(e) The cost of electricity, fuel and other utilities used in connection with the operation and maintenance of the Building other than the cost of electricity furnished to leaseable space in the Building.

(f) Costs incurred for the operation, service, security, maintenance, inspection, and repairs and Alterations of the Land, the Building and the Building Systems and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items.

(g) Water charges and sewer rents, except to the extent included in Taxes or reimbursed by tenants.

(h) Taxes (e.g., sales taxes and the like) upon any of the expenses enumerated herein.

(i) Management fees of the managing agent for the Building, not to exceed 3% of gross rents generated for the Building; provided, however, that nothing herein shall preclude Landlord from engaging affiliated entities as manager of the Building.

(j) Administrative and clerical supplies.

(k) Depreciation on personal property and moveable equipment.

(l) Reasonable occupancy costs for the Building management office, consisting of base rent costs plus a proportionate share of Expenses and Taxes attributable to such office and office expenses relating to the Building only, such as telephone, utilities, stationery and the like.

(m) Capital costs incurred to save or reduce Expenses, provided that any such costs shall only be included in each Fiscal Year to the extent of the annual amortization thereof calculated on a straight line basis over the useful life of such item in accordance with Standard Accounting Practices, together with interest thereon at 6% per annum, and further provided that the amortized portion of such costs shall be included in Expenses for the Base Expense Year if the same were so incurred in the Base Expense Year for the applicable item.

(n) Costs incurred to comply with Laws (other than Laws (a) in effect prior to the Commencement Date (b) with which it is Landlord’s obligation to comply and (c) which, under present judicial or administrative interpretation, are being violated on the Commencement Date), provided that any such costs that are treated as capital expenses by Landlord in accordance with Standard Accounting Practices shall only be included in any Fiscal Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such item in accordance with Standard Accounting Practices together with interest thereon at 6% per annum, and further provided that the amortized portion of such capital expenses shall be included in Expenses for the Base Expense Year if the same were so incurred in the Base Expense Year for the applicable item.

(o) Costs incurred to comply with insurance requirements, provided that any such costs that are treated as capital expenses by Landlord in accordance with Standard Accounting Practices shall only be included in any Fiscal Year to the extent of the amount of the annual amortization thereof calculated on a straight-line basis over the useful life of such item in accordance with Standard Accounting Practices together with interest thereon at 6% per annum, and further provided that the amortized portion of such capital expenses shall be included in Expenses for the Base Expense Year if the same were so incurred in the Base Expense Year for the applicable item.

(p) The cost of repairs and replacements made in connection with repairs of cables, fans, pumps, boilers, cooling equipment, wiring and electrical fixtures and metering, control and distribution equipment, component parts of the HVAC, electrical, plumbing, elevator and any life or property protection systems (including, without limitation, sprinkler systems), window washing equipment and snow removal equipment, provided that any such expenses that are treated as capital expenses by Landlord in accordance with Standard Accounting Practices shall only be included in any Fiscal Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such item in accordance with Standard Accounting Practices together with interest thereon at 6% per annum, and further provided that the amortized portion of such capital expenses shall be included in Expenses for the Base Expense Year if the same were so incurred in the Base Expense Year for the applicable item.

(q) The cost (or rental value) of any Building security or other system used in connection with life or property protection (including the cost of, or rental cost of, all machinery, electronic systems and other equipment comprising any part thereof), provided that any such expenses that are treated as capital expenses by Landlord in accordance with Standard Accounting Practices shall only be included in any Fiscal Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such item in accordance with Standard Accounting Practices together with interest thereon at 6% per annum, and further provided that the amortized portion of such capital expenses shall be included in Expenses for the Base Expense Year if the same were so incurred in the Base Expense Year for the applicable item.

(r) Reasonable costs incurred to contest the validity of any Laws.

(s) Out of pocket costs incurred for painting and decorating the Building and the Common Areas (including, without limitation, the lobby) and other non-leaseable areas of the Building and landscaping the Land and interior and exterior public areas and plazas of the Building, and costs of operating public displays.

(t) Costs and fees for accounting, bookkeeping, auditing, consulting, legal and other professional services.

(u) Real estate, vault and other taxes not included in Taxes.

(v) Customary office building and landlord’s trade association membership fees and dues.

Notwithstanding the foregoing, Expenses shall not include expenditures for any of the following: (1) mortgage principal or interest; (2) ground lease payments; (3) leasing commissions and costs of advertising space for lease in the Building; (4) costs for which Landlord is reimbursed by insurance proceeds or by payments from tenants of the Building (other than such tenants’ contributions to Expenses); (5) tenant change work (other than repairs) performed for and reimbursed to Landlord by other tenants; (6) repairs or rebuilding necessitated by condemnation; (7) Taxes which are included in the definition of Taxes set forth in Section 1.3; (8) the removal, encapsulation or enclosure of any asbestos containing material in the Building; (9) depreciation (except as expressly provided above); (10) legal fees incurred in negotiating leases or collecting rents; (11) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition; (12) the cost of special services provided to tenants of the Building to the extent that such services exceed the services required to be provided to Tenant under this Lease at no additional charge and (13) executive salaries for personnel not performing services related to the operation or maintenance of the Building.

If less than 95% of the Building shall be occupied during any Fiscal Year, then the amount by which those Expenses that vary with occupancy (such as cleaning costs) would have increased had the Building been 95% occupied and operational and had all Building services been provided to all tenants shall be reasonably determined and the amount of such increase shall be included in Expenses for such Fiscal Year.

4.4.2 (a) Additional Expenses. Tenant agrees to pay Landlord, as Additional Rent, in the manner provided below for each Fiscal Year subsequent to the Base Expense Year (but in no event prior to the first (1st) anniversary of the Commencement Date), Tenant’s Expense Share of the amount by which Expenses for such Fiscal Year exceed Expenses for the Base Expense Year (“Additional Expenses”).

(b) Estimated Payments. Prior to or as soon as practicable after the beginning of each Fiscal Year subsequent to the Base Expense Year, Landlord shall notify Tenant of Landlord’s estimate of Tenant’s Expense Share of Additional Expenses for the ensuing Fiscal Year (“Landlord’s Estimate”). On or before the first day of each month during the Fiscal Year with respect to which Landlord shall have given Tenant a Landlord’s Estimate, Tenant shall pay to Landlord, in advance, the monthly amount set forth on Landlord’s Estimate (the “Monthly Estimated Expense Payment”), provided that until Landlord shall give Tenant a new Landlord’s Estimate with respect to the ensuing Fiscal Year, Tenant shall continue to pay the Monthly Estimated Expense Payment on the basis of the prior Fiscal Year’s Landlord’s Estimate until the month after the month in which Landlord shall have given Tenant a new Landlord’s Estimate. In the first month in which Tenant shall be obligated to pay a new Monthly Estimated Expense Payment based on the new Landlord’s Estimate, Tenant shall pay to Landlord a sum equal to the product of (x) the difference between the new Monthly Estimated Expense Payment and the prior year’s Monthly Estimated Expense Payment multiplied by (y) the number of months which shall have elapsed since the beginning of the then current Fiscal Year. If at any time or times it appears to Landlord that Tenant’s Expense Share of Additional Expenses for the then-current Fiscal Year shall vary from Landlord’s Estimate by more than 5%, Landlord may, by notice to Tenant, revise the Landlord’s Estimate for such Fiscal Year and subsequent Monthly Estimated Expense Payments by Tenant for such Fiscal Year shall be based upon such revised Landlord’s Estimate.

(c) Annual Settlement. As soon as practicable after the close of each Fiscal Year subsequent to the Base Expense Year (or, in the case of the Fiscal Year immediately subsequent to the Base Expense Year, as soon as practicable after the close of such Fiscal Year), Landlord shall deliver to Tenant a statement of Tenant’s Expense Share of Additional Expenses for such Fiscal Year (the “Annual Expense Statement”). If, on the basis of such Annual Expense Statement, Tenant shall owe an amount that is less than the sum of the Monthly Estimated Expense Payments previously paid by Tenant for such Fiscal Year, Landlord shall, at Landlord’s option, either refund such excess amount to Tenant or credit such excess amount against the next Monthly Estimated Expense Payment(s) due or to become due from Tenant to Landlord. If, on the basis of such Annual Expense Statement, Tenant shall owe an amount that is more than the sum of the Monthly Estimated Expense Payments previously paid by Tenant for such Fiscal Year, Tenant shall pay the deficiency to Landlord within 30 days after the delivery of such Annual Expense Statement to Tenant.

(d) Tenant’s Audit Right. The Annual Expense Statements furnished by Landlord to Tenant as provided in Section 4.4.2(c) shall be binding on Tenant as to the determination of Expenses for the Base Expense Year and/or any subsequent Fiscal Year; provided, however, Tenant may, within one (1) year after receipt of Landlord’s first statement setting forth Expenses for the Base Expense Year and/or any Annual Expense Statement for any comparison Fiscal Year, by written notice delivered to Landlord, time being of the essence, question the correctness of such Annual Expense Statement or statement of the Expenses for the Base Expense Year (provided that such challenge to the Expenses for the Base Expense Year shall have been made within the one (1) year period following Tenant’s receipt of the first statement setting forth Expenses for the Base Expense Year). Landlord shall permit Tenant or Tenant’s independent certified public accountants, who shall not work on a contingency basis (“CPA”), to have access to the books and records utilized to compute Expenses, during normal business hours upon reasonable notice for a period of one (1) year after receipt of such Annual Expense Statement in question, and during no other time, and Landlord shall maintain books and records necessary for computation of Expenses. Pending determination of any such dispute, and as a condition to Tenant’s right to review Landlord’s books and records in accordance with this Section, Tenant shall pay Additional Rent in accordance with the Annual Expense Statement that Tenant is disputing, without prejudice to Tenant’s position. Tenant shall notify Landlord in reasonable detail and with reasonable specificity of any claim by Tenant of overpayment of Expenses within thirty (30) days after the expiration of the aforesaid one (1) year review period, or Tenant shall be deemed to have waived any claims not asserted within said thirty (30) day period. No copying of any of Landlord’s books and records shall be allowed. Tenant agrees that Tenant shall not disclose the contents of such books and records to any other party unless (i) Tenant is compelled to disclose the information pursuant to court order or applicable law; (ii) such disclosure is in connection with any proceeding enforcing any remedies of Tenant as to the computation of Expenses or (iii) such disclosure is to any officer, employee, or CPA of Tenant. Landlord may require any CPA employed by Tenant to execute a confidentiality agreement in form reasonably satisfactory to Landlord prior to reviewing any books and records of Landlord. Tenant hereby waives any rights Tenant may have to review any books and records of Landlord (including, without limitation, any rights by law) except as expressly set forth in this Section 4.4.2 and with respect to discovery under the New York Civil Practice Law and Rules. Landlord shall maintain its records for a period of at least three (3) years.

4.5 Adjustments of and Revisions To Payments Of Additional Rent

If this Lease shall commence on a day other than the first day of a Tax Year or Fiscal Year, or shall terminate on a day other than the last day of a Tax Year or Fiscal Year, then Tenant’s Tax Payment and/or Tenant’s Expense Share of Additional Expenses applicable to the Tax Year or Fiscal Year in which such commencement or termination shall occur shall be prorated on the basis of the number of days within such Tax Year and/or Fiscal Year that are within the Term. Tenant’s obligation to pay Additional Rent which has accrued but not been paid allocable to periods prior to the expiration or earlier termination of the Term (if any) and Landlord’s obligation to refund Taxes or any overpayment of Tenant’s Expense Share of Additional Expenses under this Article 4 shall survive such expiration or earlier termination. Landlord shall have the right to render a corrected or revised Tax Statement or Annual Expense Statement at any time and from time to time during the Term, and Landlord’s failure to render any Tax Statement or Annual Expense Statement or revision or correction thereto during the Tax Year or Fiscal Year to which such statement shall relate shall not prejudice Landlord’s right to render any such statement at any later time, provided such revised or corrected statement is delivered within three (3) years following the delivery of the Tax Statement or Annual Expense Statement it revises or corrects.

4.6 Terms of Payment

All Base Rent, Additional Rent and other Rent shall be paid to Landlord in lawful money of the United States of America, at Landlord’s Building Address or to such other person or at such other place as Landlord may from time to time designate in writing, without notice or demand and without right of deduction, abatement or setoff, except as otherwise expressly provided in this Lease.

4.7 Interest and Late Fee on Late Payments

All amounts payable under this Lease by Tenant to Landlord, if not paid within fifteen (15) days after becoming due, shall bear interest from the due date until paid at the lesser of (x) the highest interest rate permitted by law or (y) 3% in excess of the then-current Prime Rate.

4.8 Right to Accept Payments

No receipt by Landlord of an amount less than Tenant’s full amount due shall be deemed to be other than payment “on account”, nor shall any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any right of Landlord. No payments by Tenant to Landlord after the expiration or other termination of the Term, or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to such payment. After notice or commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and such receipt shall not void any notice or in any manner affect any pending suit or any judgment obtained.

4.9 Insufficient Funds

If any check delivered to Landlord in full or partial payment of any amounts due to Landlord pursuant to the terms of this Lease shall not be honored by reason of insufficient or uncollected funds or for any other reason, then (i) Tenant shall pay to Landlord a service charge on account thereof in the amount of Two Hundred Dollars ($200.00), which charge shall be due and payable as Additional Rent with the next monthly installment of Base Rent.

4.10 Lockbox

If Landlord shall direct Tenant to pay Base Rent or Additional Rent to a “lockbox” or other depository whereby checks issued in payment of Base Rent and/or Additional Rent are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority), then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until ten (10) days after the date on which Landlord shall have actually received such funds, and (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said ten (10) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant. Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant’s obligation to pay Rent if and for so long as Tenant shall timely pay the Rent required pursuant to this Lease in the manner designated by Landlord.

5. CONDITION AND DELIVERY OF PREMISES

5.1 By taking possession of the Premises hereunder, Tenant shall be deemed to have accepted the Premises as being in good order, condition and repair, and otherwise in its then existing “as is” and “where is” condition as of the Commencement Date. Landlord shall not be obligated to perform any work whatsoever to prepare the Premises for Tenant, except that, prior to the Commencement Date, Landlord shall have substantially completed the work set forth on Exhibit B (“Landlord’s Work”) in a good and workmanlike manner, with Building standard materials and at Landlord’s cost. Except as may be expressly set forth in this Lease, Tenant acknowledges that neither Landlord, nor any employee, agent or contractor of Landlord has made any representation or warranty concerning the Land, Building, Common Areas or Premises, or the suitability of any for the conduct of Tenant’s business. Landlord reserves, for Landlord’s exclusive use, any of the following (other than as installed by Tenant for Tenant’s exclusive use) that may be located in the Premises: janitor closets, stairways and stairwells; fans, mechanical, electrical, telephone and similar rooms; and elevator, pipe and other vertical shafts, flues and ducts.

5.2 Tenant intends to undertake renovations in the Premises to prepare the same for Tenant’s occupancy (the “Initial Improvements”). As soon as is reasonably practicable after the Date of this Lease, Tenant shall deliver to Landlord, for Landlord’s approval, construction drawings for the Initial Improvements. Such construction drawings shall reflect Alterations that would not (a) alter the exterior of the Building in any way or affect the exterior appearance of the Building (provided that, as part of the Initial Improvements, Tenant may install a louver for the Supplemental Air Cooled Units, provided that such louver and the location thereof are subject to the approval of Landlord), (b) exceed or adversely affect the capacity, maintenance, expenses or integrity of the Building’s structure or any of its components, including, without limitation, the Building Systems, (c) affect the certificate of occupancy for the Building or necessitate the performance of any work by Landlord in the Building or (d) adversely affect the premises of any other tenants or occupants of the Building. Within ten (10) business days following Landlord’s receipt of such construction drawings, Landlord shall notify Tenant, either approving such construction drawings or specifying for Tenant, in reasonable detail, Landlord’s reasons for withholding approval and any required modifications. Within five (5) business days following receipt of Landlord’s response to the construction drawings, if the same were not approved, Tenant shall revise such construction drawings to reflect Landlord’s responses. Such process shall continue, with each party responding to the other within five (5) business days after such party’s receipt of the revised construction drawings or response thereto, as applicable, until Landlord approves such construction drawings. If Landlord fails to approve the construction drawings, or respond to the same with reasonable detail indicating its reasons for disapproval within the aforesaid ten (10) business day period, or within five (5) business days following any resubmission thereof (which five (5) business day period shall be extended by one (1) day for each day beyond the five (5) business days provided for response that Tenant fails to revise such construction drawings to reflect Landlord’s responses), and if thereafter Landlord in either case also fails to approve or so respond to Tenant within five (5) business days after receipt from Tenant of a notice (a “Plan Notice”) seeking a response to Tenant’s request for approval of the construction drawings, Landlord shall be deemed to have approved the construction drawings provided that Tenant shall have stated in capitalized letters and bold type (a) on the envelope of the Plan Notice: “SECOND NOTICE REGARDING CONSTRUCTION DRAWINGS” and (b) on the first page of the Plan Notice: “LANDLORD’S FAILURE TO RESPOND TO TENANT REGARDING THE CONSTRUCTION DRAWINGS WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL BE DEEMED TO BE LANDLORD’S APPROVAL OF SUCH CONSTRUCTION DRAWINGS.” Landlord shall not charge Tenant a supervisory fee for Landlord’s review of the construction drawings as described in this Section 5.2, but Tenant shall reimburse Landlord for Landlord’s reasonable out of pocket costs in reviewing such construction drawings. Landlord shall inform Tenant, at the time of approval of Tenant’s construction drawings, of the items of the Initial Improvements which constitute Specialty Alterations required to be removed by Tenant upon the expiration or earlier termination of the Term. Tenant may install one or more air cooled air conditioning units (the “Supplemental Air Cooled Units”) within the Premises as part of the Initial Improvements, provided the location of any Supplemental Air Cooled Units shall be subject to Landlord approval prior to installation, and the operation thereof shall not adversely affect the Building Systems, and provided that the operation of any such units shall not cause Tenant to exceed the capacity of electric current allocated to Tenant pursuant to Article 8.

5.3 Following the approval of the construction drawings as set forth in Section 5.2 above, Landlord shall (a) provide sufficient points of connection in the Premises to the Building’s Class E system for typical office use and (b) deliver an ACP-5 certificate to Tenant reflecting the scope of the Initial Improvements as shown on the approved construction drawings.

5.4 Tenant shall perform the Initial Improvements at Tenant’s own cost and expense, in compliance with Laws and the provisions of this Lease (including without limitation Article 10), and in accordance with the approved construction drawings developed as set forth in Section 5.2 above. Notwithstanding the foregoing sentence, provided that no Event of Default shall at the time of any disbursement have occurred and be continuing, Landlord shall contribute up to One Million Six Hundred Thirty Four Thousand, Eight Hundred Seventeen and 00/100 Dollars ($1,634,817.00) (“Landlord’s Contribution”) to the cost of the Initial Improvements (up to ten percent (10%) of which may be used for architectural, engineering and design costs and the costs of furniture systems), which Landlord shall pay to Tenant as follows: Landlord shall pay up to ninety percent (90%) of Landlord’s Contribution in installments no more frequently than thirty (30) days apart throughout the course of performance of the Initial Improvements, each within thirty (30) days after Tenant submits to Landlord (a) copies of paid invoices for the applicable work performed or materials used, (b) lien waivers covering all work for which payment is being requested, (c) an architect’s certification stating that the portion of the Initial Improvements for which payment is being requested has been performed in accordance with the approved construction drawings, and certifying as to the amount due and owing to contractors and (d) such other evidence that the services performed have been rendered with respect to, and materials used have been incorporated into, such Initial Improvements, as Landlord may reasonably request. Landlord shall pay the remaining ten percent (10%) of Landlord’s Contribution following completion of the Initial Improvements and within thirty (30) days after Tenant submits to Landlord (a) copies of paid invoices for the applicable work performed or materials used, (b) final lien waivers with respect to the Initial Improvements, (c) an architect’s certification stating that the Initial Improvements have been completed in accordance with the approved construction drawings, and certifying as to the amount due and owing to contractors and (d) such other evidence that the services performed have been rendered with respect to, and materials used have been incorporated into, such Initial Improvements, as Landlord may reasonably request.

5.5 Tenant contemplates installing one new men’s restroom and one new women’s restroom (the “Restrooms”) as part of the Initial Improvements. Provided that Tenant installs such Restrooms, and provided that no Event of Default shall be continuing at the time of disbursement, Landlord shall contribute up to One Hundred Forty Thousand and 00/100 Dollars ($140,000.00) to the cost of the Restroom installation, which Landlord shall pay to Tenant following completion of the Restroom installation and within thirty (30) days after Tenant submits to Landlord (a) copies of paid invoices for the applicable work performed or materials used, (b) final lien waivers with respect to the Restroom installation, (c) an architect’s certification stating that the Restroom installation has been completed in accordance with the approved construction drawings and with the ADA and all applicable Laws, and certifying as to the amount due and owing to contractors and (d) such other evidence that the services performed have been rendered with respect to, and materials used have been incorporated into, such Restroom installation, as Landlord may reasonably request.

6. USE AND OCCUPANCY

6.1 Use

6.1.1 Tenant agrees to use and occupy the Premises only for the Use described in Section 1.1 and no other use.

6.1.2 The use of the Premises permitted under Section 6.1(a) shall not include, and Tenant shall not use, or permit the use of, the Premises or any part thereof for: (i) the offices or business of a governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or diplomatic or trade mission; or (ii) the conduct or maintenance of any gambling or gaming activities; or any political activities or any club activities; or a school; or employment or placement agency; or messenger service; or for the manufacturing, storage, shipping or receiving of goods; or for retail sales; or for the cooking or distribution of food.

6.2 Compliance

6.2.1 Tenant agrees to use the Premises in a safe, careful and proper manner, and, at Tenant’s expense, to comply with all Laws now or hereafter existing (including, without limitation, the certificate of occupancy for the Premises and/or the Building, the Americans with Disabilities Act of 1990, NYC Local Laws No. 5 of 1973, No. 16 of 1984 and No. 58 of 1988, each as amended from time to time, and all Laws then in effect relating to asbestos and all orders, rules and regulations of Insurance Boards) that shall impose upon Landlord or Tenant any obligation, order or duty (including, without limitation, the performance of any Alterations), whether foreseen or unforeseen, ordinary or extraordinary, with respect to:

(a) the Premises (including, without limitation, any leasehold improvements or Alterations in the Premises and Tenant’s use of the Premises), or

(b) any part of the Building other than the Premises if such obligation, order or duty shall arise from (i) the specific use or manner of any use or occupancy of the Premises by Tenant or any person claiming through or under Tenant, or (ii) a condition created by Tenant or any person claiming under or through Tenant or any or their respective agents, contractors, employees, licensees, guests or invitees (including, without limitation, any Alteration or improvement in the Premises), or (iii) a breach of Tenant’s obligations under this Lease or the negligence of Tenant or its agents, contractors, employees, licensees, guests or invitees.

6.2.2 If any Insurance Boards or Laws shall require or recommend installation of fire extinguishers or of a “sprinkler system” or any other fire protection devices or any changes, modifications, alterations or additions thereto for any reason, whether or not attributable to Tenant’s use of the Premises, or if any such installation or equipment becomes necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler or fire extinguishing system in the fire insurance rate as fixed by Insurance Boards, or by any fire insurance company, then Tenant, at Tenant’s expense, shall promptly make such installation within the Premises and supply such changes, modifications, alterations, additions or other equipment in the Premises in connection with such installation.

6.2.3 Landlord and Tenant agree that, during the Term, each shall comply with all Laws governing, and all procedures established by Landlord for, the use, abatement, removal, storage, disposal or transport of any substances, chemicals or materials declared to be, or regulated as, hazardous or toxic under any applicable Laws (“Hazardous Substances”) and any required or permitted alteration, repair, maintenance, restoration, removal or other work in or about the Premises, Building or Land that involves or affects any Hazardous Substances. Each party shall indemnify and hold the other and the other’s “Affiliated Parties” (as defined in Section 14.2) harmless from and against any and all claims, costs and liabilities (including reasonable attorneys’ fees) arising out or in connection with any breach by such party of its covenants under this Section 6.2.3. The parties’ obligations under this Section 6.2.3 shall survive the expiration or early termination of the Term.

6.3 Occupancy

Tenant shall not do or permit anything to be done which obstructs or interferes with other tenants’ rights or with Landlord’s providing Building services, or which injures or annoys other tenants. Tenant shall not cause, maintain or permit any nuisance in or about the Premises and shall keep the Premises free of debris, and anything of a dangerous, noxious, toxic or offensive nature or which could create a fire hazard or undue vibration, heat or noise. Tenant shall not make or permit any use of the Premises which may jeopardize any insurance coverage for the Building or Premises, increase the cost of insurance or require additional insurance coverage for the Building or Premises or which shall invalidate or be in conflict with the terms of the New York State standard form of fire insurance with extended coverage. If by reason of Tenant’s failure to comply with the provisions of this Section 6.3, (a) any insurance coverage shall be jeopardized, and within five (5) days following notice from Landlord Tenant does not cure the same, then Landlord shall have the option to terminate this Lease or (b) insurance premiums shall be increased, and within five (5) days following notice from Landlord Tenant does not cure the same, then Landlord may require Tenant to immediately pay Landlord as Rent the amount of the increase in insurance premiums.

6.4 Covenants

Tenant expressly acknowledges that irreparable injury shall result to Landlord in the event of a breach of any of the covenants made by Tenant in this Article 6, and it is agreed that, in the event of such breach, Landlord shall be entitled, in addition to any other remedies available, to an injunction to restrain the violation thereof. Breach of any of Tenant’s covenants under this Article shall also constitute an Event of Default pursuant to the provisions of Article 21 hereof.

6.5 Window Washing

Tenant shall not clean, or permit, suffer or allow to be cleaned, any windows in the Premises from the outside in violation of Section 202 of the Labor Law or any other Laws.

7. SERVICES AND UTILITIES

7.1 Landlord’s Operation of the Building

Beginning on the Commencement Date and throughout the Term, subject to the provisions of this Lease, Landlord shall operate and maintain the Building (i) in compliance with all applicable Laws which shall materially affect Tenant’s use and occupancy of the Premises, other than Laws required to be complied with by Tenant or other tenants of the Building and subject to Landlord’s right to contest the validity or applicability of any such Laws, and (ii) as a first class office building in accordance with the standards from time to time prevailing for comparable first-class office buildings in midtown Manhattan.

7.2 Landlord’s Standard Services

Subject to the provisions of this Lease, Landlord shall provide the following services beginning on the Commencement Date:

(a) Maintain and make all necessary repairs and replacements to the Common Areas of the Building, all structural elements of the Building and the Building Systems, but excluding those portions of the Premises and the Building required to be repaired or maintained by Tenant pursuant to Section 9 of this Lease. Except as expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value or interruption of business, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs in or to any portion of the Building or Building Systems or the Premises. Landlord shall use reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises during the performance of any repairs (without incurring overtime or premium labor charges). To the extent that Tenant’s use of the Premises (including Tenant’s use of all Building Systems serving the Premises and Common Areas of the Building) shall be materially affected, Landlord shall perform all repairs (i) in a workmanlike manner using grades of materials at least equal in quality to the materials adopted as a standard for the Building and (ii) in compliance with applicable Laws.

(b) Provide Building standard elevator service on usual business days (but in no event on Saturdays or Sundays), Holidays excepted, from 8:00 A.M. to 5:00 P.M., and have one elevator on call at all other days and times. Tenant shall be permitted to use the Building’s freight elevators on an “as available” basis between the hours of 8:00 A.M. to 5:00 P.M. on usual business days at no charge to Tenant (including during Tenant’s Initial Improvements and move in), and at any other days or times on an “as available” basis at Landlord’s then current Building standard rate for such freight elevator usage, (which as of the Date of this Lease is $80.02 per hour), without markup (and in each case Tenant shall be required to pay for a minimum of four (4) hours of usage). Tenant shall be permitted to use the Building’s freight elevators for thirty (30) hours in the aggregate at such other days or times, without charge, in connection with the Initial Improvements and Tenant’s move into the Premises.

(c) Operate the central air-conditioning, heating and ventilating system installed by Landlord in the Building (the “HVAC System”) during the applicable seasons on usual business days (but in no event on Saturdays or Sundays), Holidays excepted, from 8:00 A.M. to 6:00 P.M. in accordance with the design specifications for the HVAC System, which are set forth on Exhibit C annexed hereto and made a part hereof, and are subject to applicable Laws and the New York State Energy Conservation Code and the New York City Energy Conservation Code. Tenant expressly acknowledges that the windows are hermetically sealed and will not open and Landlord makes no representation as to the habitability of the Premises at any time the central ventilating and air conditioning systems are not in operation. Tenant hereby expressly waives any claims against Landlord arising out of the cessation of operation of the central air conditioning, heating and ventilating systems, or the suitability of the Premises when same are not in operation or due to normal scheduling or for the reasons set forth in Section 7.3. Landlord shall not be liable for the failure of the air conditioning system if such failure results from the occupancy of the Premises by more than an average of one person for each 100 square feet in any separate room or area (exclusive of use for the HVAC System) or if Tenant installs and operates machines, incandescent lighting and appliances the total demand electrical load of which exceeds 5 watts per square foot of rentable area in any separate room or area. If Tenant shall request heating, ventilation or air conditioning at any times other than those set forth above, Landlord shall provide the same, subject to the provisions of this Lease, provided that Tenant shall give written notice requesting such after hours service to Landlord’s Building manager or other representative in charge of the Building at least 48 hours in advance of the day on which Tenant shall desire such after hours service. Tenant shall pay to Landlord, for such after hours service, as Rent, then current Landlord’s Building standard charge therefor, within thirty (30) days after demand. As of the Date of this Lease, Landlord’s Building standard charges for heating, ventilation and air conditioning are: $368.90 per hour for heating, $292.55 per hour for ventilation and $466.75 per hour for air conditioning. If Tenant shall request such overtime service for Saturday, Sunday or a Holiday for a period of less than eight (8) hours, Tenant shall pay for a minimum of eight (8) hours of such overtime service. If any other tenants of the Building whose premises are served by the same HVAC System as the Premises shall request overtime service for any of the same hours as Tenant, the charge to Tenant for such common use shall be pro-rated based upon the rentable area of the Premises and the premises of such other tenant(s) requesting such service. However, nothing herein contained shall obligate Landlord to pro-rate such charge based upon other tenants who may receive the benefit of such service but who shall not have so requested such service.

(d) Furnish New York City water for ordinary lavatory and drinking and office cleaning purposes if a wet column is located in the Premises. If Tenant requires, uses or consumes water for any other purpose, or installation becomes required by Laws, Tenant agrees that Tenant shall (or Landlord may at Tenant’s cost) install a meter or meters or other means to measure Tenant’s water consumption, and Tenant further agrees to pay for the cost of the meter or meters and the installation thereof, and to pay for the maintenance of said meter equipment and/or to pay Landlord’s cost of other means of measuring such water consumption by Tenant. Additionally, Landlord may install meters for the Building generally, and in such case Landlord shall, at Landlord’s cost, install and maintain a meter or meters or other means to measure Tenant’s water consumption. In any such case, Tenant shall reimburse Landlord for the cost of all water consumed (including costs of generating hot water, if any) as measured by said meter or meters or as otherwise measured, including sewer rents, as additional rent within thirty (30) days after bills are rendered.

(e) Furnish either directly or through the Building cleaning contractor, which Tenant hereby approves, customary standard office cleaning service in the Premises and in the Common Areas of the Building (including the common elevator corridor and bathrooms on the floor on which the Premises are located, if any) according to the specifications set forth on Exhibit D attached hereto, during the evenings following usual business days (but in no event following Saturdays or Sundays), Holidays excepted. Tenant shall pay to Landlord the reasonable costs incurred by Landlord for (x) extra cleaning in the Premises required because of (i) misuse or neglect by Tenant or its employees or business visitors, (ii) use of portions of the Premises for preparation, serving or consumption of food or beverages or other special purposes (except mail room) requiring greater or more difficult cleaning work than office areas, (iii) unusual quantity of interior glass surfaces, (iv) non Building standard materials or finishes installed by Tenant or at its request, and (y) removal from the Premises and the Building of (i) so much of any refuse or rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy and (ii) refuse and rubbish of Tenant’s vending machines and other eating facilities requiring special handling (known in the trade as “wet garbage”). Tenant may arrange for removal of such wet garbage by its own personnel or by contractors approved by Landlord, subject to such rules and regulations as Landlord may reasonably impose for the proper operation and maintenance of the Building. Tenant may also arrange directly with Landlord’s cleaning contractor to pay for any or all of the costs of extra cleaning and rubbish removal referred to in this Section. Landlord and its cleaning contractor and their employees shall have after hours access to the Premises and the free use of light, power and water facilities in the Premises as shall be reasonably required for the purpose of cleaning the Premises in accordance with Landlord’s obligations hereunder.

(f) List Tenant on the Building office directory board, provided that Landlord maintains an office directory board in the Building. Tenant may install Tenant’s standard identifying signage in the 15th floor elevator lobby, which signage shall be subject to the approval of Landlord in all respects, which approval shall not be unreasonably withheld.

(g) Commensurate with the standards of other first class office buildings in midtown Manhattan, provide general Building security seven (7) days per week, twenty-four (24) hours per day.

(h) If Landlord or Landlord’s affiliate shall at any time during the Term furnish any services to Tenant other than Landlord’s Building standard services to be furnished to Tenant pursuant to the provisions of this Section 7.2 without separate charge to Tenant, then Tenant shall pay to Landlord, or, at Landlord’s option to Landlord’s designated affiliate, as Rent, within thirty (30) days after demand, Landlord’s then current Building standard charge for such services. Such additional services may include, as an example only, additional electric power or cleaning services.

7.3 Interruption of Services

Landlord reserves the right to temporarily stop the furnishing of any Building services and the service of any of the Building Systems to perform repairs or Alterations which, in Landlord’s judgment, shall be necessary or desirable or when necessary by reason of accident or emergency. If any of the Building Systems or services required to be provided by Landlord pursuant to this Article 7 or Article 8 below shall be interrupted, curtailed or stopped, Landlord shall use reasonable efforts with due diligence to resume such service; provided, however, that Landlord shall have no liability whatsoever by reason of any such interruption, curtailment or stoppage of any of such services (whether the same shall be interrupted, curtailed or stopped while Landlord shall be performing any repairs or Alterations or when Landlord shall be prevented from supplying or furnishing the same by reason of Laws, the failure of any public utility or governmental authority serving the Building to supply electricity, water, steam, oil or other fuel, strikes, lockouts, the difficulty of obtaining materials after the use of due diligence, accidents or by any other cause beyond Landlord’s reasonable control), including, without limitation, any liability for damages to Tenant’s personal property or for interruption of business caused by any such interruption or stoppage, nor shall the same constitute an actual or constructive eviction or entitle Tenant to any abatement or diminution of the Rent payable under this Lease or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease. Notwithstanding the foregoing, to the extent that any such interruption or stoppage is not required by Law (other than Laws in effect prior to the Commencement Date, with which it is Landlord’s obligation to comply and which, under present judicial or administrative interpretation, are being violated on the Commencement Date), is not caused by the negligence or a willful act of Tenant or its employees, agents, contractors or subcontractors, and causes Tenant’s inability to conduct business in the Premises for a period of four (4) consecutive business days, and Tenant does not actually occupy or conduct its business in the Premises during such period, for each subsequent business day on which Tenant is unable to, and does not actually, so conduct business in the Premises as a result thereof, there shall be an abatement of Base Rent.

7.4 Changes in Laws

In the event any governmental entity promulgates or revises any law, or issues mandatory controls relating to the use or conservation of energy, water, light or electricity, or the provision of any other utility or service furnished by Landlord in the Building, Landlord may take any appropriate action to comply with such provision of law or mandatory controls, including the making of alterations to the Building. Neither Landlord’s actions nor its failure to act shall entitle Tenant to any damages, abate or suspend Tenant’s obligation to pay Base Rent and Additional Rent or constitute or be construed as a constructive or other eviction of Tenant except as otherwise specifically set forth herein.

8. ELECTRIC

8.1 Electric Capacity

From and after the Commencement Date, Landlord shall furnish to the Premises five (5) watts demand load per rentable square foot of electric current (exclusive of use for the HVAC System) for Tenant’s use in the Premises upon and subject to the terms and conditions set forth in this Article 8. If during the Term Tenant delivers to Landlord a load letter demonstrating Tenant’s need for additional electric capacity, then Landlord shall, at Landlord’s cost, furnish to the Premises such capacity demonstrated to be required by Tenant, up to one (1) additional watt demand load per rentable square foot. Tenant covenants and agrees that at all times its use of electric current shall not exceed such capacity or the wiring installations in the Premises. Tenant’s consumption of electrical energy at the Premises shall be measured by submeters (which shall be equipped to measure “time of day” usage) installed and maintained by Landlord, at Landlord’s expense.

8.2 Submeters

Tenant shall purchase all electric current from Landlord or Landlord’s designated agent for use in the Premises at 102% of the cost (without additional markup) that Landlord would be charged on the basis of Landlord’s rate schedule published by the public utility company or other service provider serving the Building (the “Utility Company”) in effect from time to time (including fuel, taxes, “on-peak” and “off-peak” usage, “time of day” usage, and other applicable factors relating to the rate schedule) based on readings from time to time during the Term of the submeters measuring Tenant’s consumption of electricity in the Premises.

8.3 Additional Rent

Where more than one submeter measures Tenant’s consumption of electricity, the service rendered through each submeter shall be totalled and the total shall be billed as if the consumption of electricity were measured by one submeter in accordance with the provisions hereof. Bills therefor shall be rendered no more frequently than monthly and no less frequently than quarterly and shall be payable, as Additional Rent, within thirty (30) days of demand.

8.4 Electric Usage; Equipment

Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements unless due to Landlord’s negligence or wrongful acts (but in no event shall Landlord be liable for consequential damages and in no event shall Landlord voluntarily reduce the amount of power supplied to the Premises to less than five (5) watts demand load per rentable square foot, exclusive of use for the HVAC System, or to less than six (6) watts, or such applicable wattage up to six (6) watts, if Tenant has delivered the load letter contemplated by Section 8.1). Any additional riser or risers to supply Tenant’s electrical requirements in excess of six (6) watts demand load per rentable square foot will upon written request of Tenant, be installed by Landlord at the sole cost and expense of Tenant if the same are necessary for Tenant’s proposed use and will not cause adverse damage or injury to the Building or the operation thereof or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants and, in addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment which, in Landlord’s reasonable judgment, is proper and necessary in connection therewith, subject to the aforesaid terms and conditions. Tenant’s use of electric current shall never exceed the capacity of existing feeders or risers to, or wiring installations serving, the Premises. All of such cost and expense shall be paid by Tenant to Landlord upon Landlord’s demand.

8.5 Discontinuance of Service

Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises at any time upon not less than thirty (30) days’ notice to Tenant or, provided that Tenant shall promptly commence and thereafter diligently prosecute the procuring of electricity, such longer period as may be reasonably required for Tenant to obtain electricity from an alternate source. If Landlord shall exercise such right of termination, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that, from and after the effective date of such termination, Landlord shall not be obligated to furnish electricity to Tenant. If Landlord so discontinues furnishing electric energy to Tenant, Tenant shall arrange to obtain electricity directly from the Utility Company. Such electricity may be furnished to Tenant by means of the then existing Building system feeders, risers and wiring to the extent that the same are available, suitable and safe for such purposes. If Landlord elects to discontinue furnishing electricity to Tenant other than if required by Law or the Utility Company, Landlord shall install, at Landlord’s expense, all meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity directly from such Utility Company, and Tenant shall maintain such installations at Tenant’s expense. Such discontinuance shall not be deemed a lessening or diminution of services within the meaning of any present or future Laws.

8.6 Alterations

Tenant shall make no alterations or additions to the electric equipment and/or appliances presently installed in the Premises without the prior written consent of Landlord in each instance. Should Landlord grant such consent, all additional risers or other equipment required for electric capacity in excess of (6) watts demand load per rentable square foot shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord’s demand. All said work shall be performed in accordance with Article 10 of this Lease.

8.7 Tax

If any tax is imposed upon Landlord’s receipt from the sale or resale of electric energy to Tenant by any Federal, State or Municipal Authority, where permitted by Law, Tenant’s Tax Share of such taxes shall be paid by Tenant to Landlord.

8.8 Change in Laws

If the Utility Company, or any Laws, shall institute or require a change in the manner in which electricity is to be furnished or paid for, and such change reasonably necessitates an appropriate modification of this Article 8, Tenant agrees to execute such modification. Tenant agrees to fully and timely comply with all rules and regulations of the public utility applicable to Tenant or the Premises.

8.9 Submeter Calibration

If during any time during the Term, it shall be determined that one or more of the submeters servicing the Premises were malfunctioning, then Tenant shall pay Landlord an amount based on historical billings for similar time periods in the Premises as the amount that would have been payable by Tenant had such malfunction not occurred.

8.10 Statements

Landlord’s failure to render any statement under the provisions of this Article 8 shall not prejudice Landlord’s right to render such statement at any time thereafter or to render a statement under this Article 8 for prior or subsequent periods. The obligations of Tenant with respect to any payment required to be made pursuant to the provisions of this Article 8 shall survive the expiration or sooner termination of the Term.

9. REPAIRS AND MAINTENANCE OF PREMISES; ACCESS TO PREMISES BY LANDLORD

9.1 Repairs by Tenant

Subject to the terms of Article 6, Section 7.2(a), and Articles 13 and 15, and except to the extent Landlord is required or elects to perform or pay for certain maintenance or repairs in accordance with said Sections, Tenant shall, at Tenant’s sole expense, at all times during the Term, maintain in good order and repair and in compliance with all applicable Laws, the Premises and all fixtures, glass, appurtenances and equipment therein (including promptly and adequately repairing, restoring and/or replacing all portions that are damaged or broken), including, without limitation, Tenant’s entire distribution system for all of the Building Systems that serve the Premises up to the point at which such distribution system connects to the Building System, i.e., (i) Tenant’s entire air distribution ceiling duct system to the point at which the same connects to the main distribution duct for the Premises located in the core area of the Building (but not the perimeter heating/cooling units located around the perimeter of the Premises, which units shall be repaired by Landlord except to the extent to which the same are damaged by Tenant), (ii) Tenant’s entire electrical system to the panel box that services the Premises, (iii) all water and waste lines and fixtures to the point at which the same connect to the vertical pipes and wet columns located in the core of the Building, (iv) the portion of the “Class E” fire safety system within the Premises (the portion of the system outside of the Premises other than that required to be maintained by other tenants of the Building shall be Landlord’s responsibility) and (v) any and all supplemental and other systems located in and/or exclusively serving the Premises. Tenant shall also repair, restore and/or replace all damage and injury to the Premises or to any portion of the Building or the Building Systems outside of the Premises (including, without limitation, the rough floor, the rough ceiling, exterior walls and load bearing columns and other structural elements) caused by or arising from any acts or omissions of Tenant or Tenant’s agents, contractors or employees. All repairs and other work performed by Tenant or Tenant’s contractors (which shall be subject to Landlord’s approval) shall (i) be performed in compliance with all of the provisions of Article 10 of this Lease, (ii) be performed in a first-class workmanlike manner using only grades of materials at least equal in quality to Building standard materials and (iii) comply with all insurance requirements and all applicable Laws.

9.2 Failure to Maintain Premises; Landlord’s Right to Cure

If Tenant shall fail to perform any of its obligations under Section 9.1, then Landlord may, upon not less than ten (10) days’ prior notice to Tenant (except in case of actual or suspected emergency, in which case no notice shall be required) perform such obligations and Tenant shall pay as Rent to Landlord the cost of such performance, including an amount sufficient to reimburse Landlord for third party supervision costs, within ten (10) days after demand from Landlord.

9.3 Landlord’s Right to Perform Repairs to Building Systems

In any case in which Tenant shall be required or desire to make any repairs or perform any Alterations or other work pursuant to this Article or Articles 6 or 10 and such repairs, Alterations or other work shall affect the Building Systems or areas outside of the Premises, Landlord may, in Landlord’s discretion, elect to make such repairs or to perform such Alterations or other work for and on behalf of Tenant, but at Tenant’s sole cost and expense. In such event, Tenant shall reimburse Landlord, as Rent, for the reasonable cost incurred by Landlord to perform such repairs and/or Alterations or other work in accordance with the standards of first class office buildings in midtown Manhattan, within thirty (30) days after Landlord shall furnish a statement to Tenant of the amount thereof.

9.4 Access to Premises by Landlord

9.4.1 Tenant shall permit Landlord and Landlord’s agents, representatives, contractors and employees and public utilities servicing the Building with identification to enter the Premises at all reasonable times upon at least 24 hours’ prior notice (except in case of actual or suspected emergency in which event no notice shall be required), which notice may be oral, for any of the following purposes, it being agreed that Landlord and Tenant shall use reasonable efforts to coordinate the presence of a representative of Tenant, but that such presence shall not be required for such entry: (i) to examine or inspect the Premises, (ii) to show the Premises to existing or prospective mortgagees, lenders or ground lessors or to prospective purchasers, (iii) to comply with any Laws or the requirements of any insurance policies or Encumbrance (as defined in Section 25.1) affecting the Building, it being agreed that Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises, (iv) to perform any Alterations, repairs, improvements, additions, replacements or restorations which Landlord shall deem necessary or desirable, (v) to comply with any of Landlord’s obligations under this Lease, (vi) to exercise any right or remedy of Landlord under this Lease, including, without limitation, Landlord’s rights to cure any default of Tenant under this Lease (provided that any notice of default Landlord shall give to Tenant shall also serve as any prior notice required to be given under this Section 9.4.1 and no further notice of Landlord’s entry under this Section shall be required) and (vii) during the last twelve (12) months of the Term, to show the Premises to prospective tenants. Landlord shall have the right to take any materials and equipment into the Premises that may be required while any repairs, restorations, improvements, replacements, additions or Alterations are being performed in the Premises and such performance shall not constitute an actual or constructive eviction in whole or in part or entitle Tenant to any abatement of the Rent payable under this Lease (except as otherwise expressly provided in Article 13 or in this Section 9.4.1 or Section 10.2) or other compensation for interruption to or loss of business or subject Landlord to any other liability. Landlord shall use reasonable efforts to minimize interference in the normal conduct of Tenant’s business during any such entry by Landlord, provided that Landlord shall not be obligated to employ labor at overtime or premium pay rates. Notwithstanding the foregoing, to the extent that Landlord’s entry and performance under this Section 9.4.1 is not required by Law and causes Tenant’s inability to conduct business in the Premises for a period of five (5) consecutive business days, and Tenant does not actually occupy or conduct its business in the Premises during such period, for each subsequent business day on which Tenant is unable to, and does not actually, so conduct business in the Premises as a result thereof, there shall be an abatement of Base Rent. If Tenant shall not be present when any entry into the Premises shall be necessary or desirable, Landlord and Landlord’s agents, representatives, contractors or employees may enter the Premises without rendering Landlord or such parties liable, provided that such parties shall use reasonable care under the circumstances to avoid damage to Tenant’s property and Alterations.

9.4.2 Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or purporting to be entitled to, such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but by this provision any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official permitted to such access has any right to such access or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

9.4.3. Any reservation of a right by Landlord to enter upon the Premises and to make or perform any repairs, Alterations or other work in, to or about the Premises which, in the first instance, is the obligation of Tenant pursuant to this Lease, shall not be deemed to: (i) impose any obligation on Landlord to do so, (ii) render Landlord liable (to Tenant or any third party) for the failure to do so, or (iii) relieve Tenant from any obligation to indemnify Landlord as otherwise provided elsewhere in this Lease.

9.5 Notice of Damage

Tenant shall notify Landlord promptly after Tenant learns of (a) any fire or other casualty in the Premises; (b) any damage to or defect in the Premises, including the fixtures and equipment in the Premises, for the repair of which Landlord might be responsible; and (c) any damage to or defect in any parts of appurtenances of the Building’s sanitary, electrical, heating, air conditioning, elevator or other systems located in or passing through the Premises.

9.6 Janitorial Services

In addition to the cleaning services provided by Landlord pursuant to Section 7.2(e), Tenant shall, at Tenant’s expense, keep the Premises clean and in order. If Tenant desires or requires additional cleaning services, Tenant may contract for such additional service, at Tenant’s cost, using Landlord’s approved cleaning contractor or another person, firm or corporation who or which shall be subject to the prior written approval of Landlord. Landlord expressly reserves the right to exclude from the Building any person, firm or corporation attempting to perform any such work or furnish any of such services without Landlord’s prior written approval or not so designated by Landlord.

9.7 Energy Conservation

Tenant agrees to abide by all requirements which Landlord may reasonably prescribe for the proper protection and functioning of the Building Systems and the furnishing of the Building services. Tenant agrees to keep all windows closed while the HVAC System is in operation. Tenant further agrees to cooperate with Landlord in any energy conservation effort pursuant to a program or procedure promulgated or recommended by ASHRAE, USGBC, the New York City Energy Conservation Code or any applicable Laws.

10. ALTERATIONS

10.1 Alterations by Tenant

10.1.1 Subject to the provisions of this Article 10 and to other applicable provisions of this Lease, Tenant may from time to time, at Tenant’s expense, perform Alterations in and to the Premises to better adapt the same to its business, provided that any such Alteration shall (a) not alter the exterior of the Building in any way or affect the exterior appearance of the Building; (b) not be structural or exceed or adversely affect the capacity, maintenance, expenses or integrity of the Building’s structure or any of its components, including, without limitation, the Building Systems; (c) not affect the certificate of occupancy for the Building or necessitate the performance of any work by Landlord in the Building; (d) comply with all applicable Laws (including the Americans with Disabilities Act of 1990, NYC Local Laws No. 5 of 1973, No. 16 of 1984 and No. 58 of 1988, each as amended from time to time, and all Laws then in effect relating to asbestos) and all orders, rules and regulations of Insurance Boards; (e) be made only with the prior written consent of Landlord; (f) not violate any agreement (including, without limitation, any Encumbrance) which affects the Building or binds Landlord; and (g) not be subject to any lien, encumbrance, chattel mortgage, security interest, charge of any kind whatsoever, or any conditional sale or other similar or dissimilar title retention agreement. Notwithstanding item (e) above, (i) Tenant shall have the right to make purely decorative or cosmetic Alterations without the consent of Landlord and (ii) Landlord shall not unreasonably withhold consent to non-structural Alterations to be performed within the Premises costing less than $100,000.00 in the aggregate over any one (1) year period.

10.1.2 All Alterations, including the Initial Improvements, shall be performed subject to and in compliance with all of the following terms and conditions:

(a) Tenant shall not commence the performance of any Alteration until Tenant shall have obtained Landlord’s prior written approval of detailed plans and specifications for such Alteration (“Tenant’s Plans”), which approval shall not be unreasonably withheld or unduly delayed with respect to any Alteration as to which Landlord may not unreasonably withhold Landlord’s consent. Tenant’s Plans shall be prepared by a professional architect or engineer licensed to practice in the State of New York and shall be in form, content and detail sufficient (x) to secure all required governmental permits and approvals, (y) for a contractor to perform all work shown thereon and covered thereby and (z) sufficient to determine (i) whether such Alteration complies with all Laws, (ii) whether such Alteration is to be performed using materials at least equal to Building standard and (iii) the effect such Alteration shall have on the structural components of the Building, including the Building Systems, and the operation and maintenance of the Building Within ten (10) business days following Landlord’s receipt of Tenant’s Plans, Landlord shall notify Tenant, either approving Tenant’s Plans or specifying for Tenant, in reasonable detail, Landlord’s reasons for withholding approval and any required modifications. Within five (5) business days following receipt of Landlord’s response to Tenant’s Plans, if the same were not approved, Tenant shall revise Tenant’s Plans to reflect Landlord’s responses. Such process shall continue, with each party responding to the other within five (5) business days after such party’s receipt of the revised Tenant’s Plans or response thereto, as applicable, until Landlord approves Tenant’s Plans. If Landlord fails to approve Tenant’s Plans, or respond to the same with reasonable detail indicating its reasons for disapproval within the aforesaid ten (10) business day period, or within five (5) business days following any resubmission thereof (which five (5) business day period shall be extended by one (1) day for each day beyond the five (5) business days provided for response that Tenant fails to revise Tenant’s Plans to reflect Landlord’s responses), and if thereafter Landlord in either case also fails to approve or so respond to Tenant within five (5) business days after receipt from Tenant of a Plan Notice seeking a response to Tenant’s request for approval of Tenant’s Plans, Landlord shall be deemed to have approved Tenant’s Plans provided that Tenant shall have stated in capitalized letters and bold type (a) on the envelope of the Plan Notice: “SECOND NOTICE REGARDING TENANT’S PLANS” and (b) on the first page of the Plan Notice: “LANDLORD’S FAILURE TO RESPOND TO TENANT REGARDING TENANT’S PLANS WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL BE DEEMED TO BE LANDLORD’S APPROVAL OF TENANT’S PLANS.”

(b) All Alterations shall be performed in compliance with all applicable Laws. Without limiting the generality of the foregoing, Tenant shall not commence to perform any Alteration until Tenant shall have obtained and delivered to Landlord originals or true and complete copies of all permits, authorization, licenses and permits required to be obtained by applicable Laws prior to the performance of any Alteration. Tenant shall prosecute all Alterations to completion with due diligence and promptly upon completion of all Alterations, Tenant shall obtain all required approvals, permits, and other “sign-offs” from all governmental authorities having jurisdiction and shall deliver copies thereof to Landlord.

(c) All Alterations shall be performed subject to Landlord’s rules and regulations governing the construction of Alterations in the Building, attached hereto as Exhibit F, as the same may be modified from time to time, provided that no such modifications shall materially increase Tenant’s obligations or liabilities hereunder or reduce Tenant’s rights hereunder. Such rules and regulations shall be applied in a nondiscriminatory manner as against other tenants of the Building.

(d) In order to maintain and control the quality and standards of workmanship of the Building, Tenant shall only utilize contractors and subcontractors who shall have been approved in writing by Landlord to perform Alterations in the Building, provided that Landlord shall not unreasonably withhold consent to contractors proposed by Tenant if the work such contractors are performing is not structural work or work affecting the Building Systems, and such contractors are licensed to practice in the State of New York, are adequately insured as required under this Lease and provide certificates evidencing the same to Landlord, and abide by the requirements of Section 10.1.6 with respect to labor harmony. Landlord shall at all times during the Term maintain a list of not less than three (3) independent, responsible contractors and subcontractors for each trade who shall be acceptable to Landlord, except that Landlord shall have the right to designate only one (1) approved contractor for the performance of work on the life safety systems of the Building and one (1) filing agent. Landlord shall have the right to change the approved contractors set forth on such list at any time and from time to time. Landlord shall also have the right to refuse to grant access to the Building and the Premises to any contractor or subcontractor not approved by Landlord. Notwithstanding anything to the contrary in this Section 10.1.2(d), Tenant shall utilize Landlord’s designated contractor(s) for all work affecting the Building Systems. Tenant shall have the right to use its own telecommunications provider or vendor for Alterations relating to Tenant’s cabling of the Premises, and in such case (a) riser quantity and size must be reasonably approved by Landlord and (b) Landlord shall provide unobstructed shaft space and access pathways appurtenant to the Premises for such Alterations on a non-exclusive basis at no charge to Tenant.

(e) Tenant shall maintain, and shall cause all persons performing any Alterations or other work in the Building on behalf of Tenant to maintain, worker’s compensation insurance, and commercial general liability insurance (including, without limitation, completed operations and contractual liability coverages), property damage insurance and such other insurance as Landlord may reasonably require (with Landlord, Landlord’s managing agent and such other persons as Landlord shall reasonably designate named as additional insureds), in amounts, with companies and in a form reasonably satisfactory to Landlord, which insurance shall remain in effect during the entire period in which such Alterations or other work shall be performed. Prior to the commencement of every Alteration, Tenant shall deliver to Landlord proof of all such insurance.

(f) Tenant shall perform all Alterations using materials at least equal in quality to that of work performed in similar class buildings as the Building in New York City.

(g) Tenant shall promptly pay, when due, the cost of all Alterations and other work performed by or on behalf of Tenant or any person claiming through or under Tenant, and, upon completion, Tenant shall deliver to Landlord, to the extent not previously received by Landlord, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

(h) Upon completion of all Alterations, Tenant, at its expense, shall have promptly prepared and submitted to Landlord reproducible as-built CAD plans of such Alteration.

10.1.3 In the event that Landlord shall submit Tenant’s Plans to Landlord’s independent architects or engineers for review, Tenant shall pay to Landlord, as Rent, all reasonable out-of-pocket costs up to $3,000.00 incurred by Landlord for such review, within thirty (30) days after demand.

10.1.4 Landlord may require Tenant to furnish to Landlord, prior to the commencement of any Alteration which shall have an estimated cost in excess of a sum equal to nine (9) monthly installments of Base Rent, a payment and performance bond in form and substance satisfactory to Landlord, obtained at Tenant’s expense, in an amount equal to at least 125% of the estimated cost of such Alteration, guaranteeing to Landlord the prompt completion of and payment for such Alteration within a reasonable time, free and clear of all liens, encumbrances, chattel mortgages, security interests, conditional bills of sale and other charges, in accordance with the plans and specifications approved by Landlord. Notwithstanding the foregoing, the named Tenant under this Lease shall not be required to furnish the payment and performance bond required under this Section 10.1.4, provided that during the course of any such Alteration the Guaranty (as defined in Article 32) remains in full force and effect.

10.1.5 All Alterations, whether temporary or permanent in character, made or paid for by Landlord or Tenant shall, without compensation to Tenant, become Landlord’s property upon installation and shall be surrendered to Landlord upon the expiration or earlier termination of the Term, in good condition, ordinary wear and tear excepted, except that Tenant shall remove, at or prior to the expiration or earlier termination of the Term, all Specialty Alterations (hereafter defined) that, upon Landlord’s approval of Tenant’s Plans, Landlord has notified Tenant must be removed at or prior to the expiration or earlier termination of the Term, provided that, on any submission to Landlord of Tenant’s Plans, Tenant shall have stated in capitalized letters and bold type, “IN ITS RESPONSE TO THE ENCLOSED PLANS, LANDLORD MUST INDICATE WHETHER TENANT SHALL REMOVE ANY SPECIALTY ALTERATIONS AT OR PRIOR TO THE EXPIRATION OR EARLIER TERMINATION OF THE TERM, OR TENANT SHALL NOT HAVE THE OBLIGATION TO SO REMOVE SUCH SPECIALTY ALTERATIONS.” If Tenant shall be required to remove any Specialty Alterations, then upon such removal, Tenant shall restore the affected portion of the Premises to the condition existing prior to the installation of such Specialty Alteration. For purposes of this Section, “Specialty Alterations” shall mean any and all vaults, cooking kitchens, subflooring structures and raised flooring systems, structural reinforcements, auditoria, dumbwaiters, mainframe computer centers, copying centers, libraries, internal staircases, private lavatories, medical facilities, and any other Alterations which are not customary for build-outs of tenants of first class office buildings in midtown Manhattan generally and are unusually expensive to demolish or remove.

10.1.6 Tenant shall not at any time, either directly or indirectly, use any contractors or labor or materials in the Premises if the use of same would create any difficulty with other contractors or labor engaged by Tenant or Landlord or others in the construction, maintenance or operation of the Building or any part thereof. In the event of any such difficulty, Tenant, upon Landlord’s demand, shall cause all contractors, mechanics or laborers causing such difficulty to leave the Building immediately.

10.1.7 Tenant shall pay (x) any increase in property taxes on, or fire or casualty insurance premiums for, the Building attributable to any Alteration and (y) the cost of any modifications to the Building outside the Premises that are required to be made in order to make any Alteration to the Premises.

10.1.8 Landlord’s review, supervision, commenting on or approval of any Alteration or aspect of work to be performed by or for Tenant (whether pursuant to this Article 10 or otherwise) shall be solely for Landlord’s protection and, except as may otherwise be expressly provided in this Lease, shall create no warranties or duties to Tenant or to third parties.

10.2 Alterations by Landlord

Landlord, at its cost, may perform renovations, improvements, alterations, or modifications to the Building, the Premises, the Common Areas and/or the Building Systems (collectively, the “Renovations”). Tenant acknowledges that the Renovations may be performed by Landlord in the Premises during normal business hours. Landlord and Tenant agree to cooperate with each other in order to enable the Renovations to be performed in a timely manner and, with respect to any Renovations in the Premises, with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Any inconvenience suffered by Tenant during the performance of any Renovations shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent, Additional Rent or other sums payable under the Lease. Notwithstanding the foregoing, Landlord shall remain liable to the extent provided under the Lease or at law or in equity for any actual damage or loss to persons or property resulting from the Renovations, subject to the waiver of subrogation provisions set forth in the Lease. Notwithstanding the foregoing, to the extent that Landlord elects to undertake any Renovation not required by Law (other than Laws in effect prior to the Commencement Date, with which it is Landlord’s obligation to comply and which, under present judicial or administrative interpretation, are being violated on the Commencement Date) or which are not in accordance with the reasonable practices of commercial building owners in midtown Manhattan, and such Renovation causes Tenant’s inability to conduct business in the Premises for a period of five (5) consecutive business days, and Tenant does not actually occupy or conduct its business in the Premises during such period, for each subsequent business day on which Tenant is unable to, and does not actually, so conduct business in the Premises as a result thereof, there shall be an abatement of Base Rent. Nothing contained in this Section 10.2 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant under this Lease to make any repair, replacement or improvement or comply with any Laws.

11. LIENS

11.1 Tenant agrees to pay before delinquency all costs for work, services or materials furnished to Tenant or any person claiming through Tenant for the Premises, the nonpayment of which could result in any lien against the Land, Building or Premises. Tenant shall keep title to the Land, Building and Premises free and clear of any such lien. Tenant shall immediately notify Landlord of the filing of any such lien or any pending claims or proceedings relating to any such lien and shall indemnify and hold Landlord harmless from and against all loss, damages and expenses (including reasonable attorneys’ fees) suffered or incurred by Landlord as a result of such lien, claims and proceedings. In case any such lien attaches, Tenant agrees to cause it to be released and removed of record within thirty (30) days after the notice of the filing of such lien shall have been given to Tenant (failing which Landlord may do so at Tenant’s sole expense), unless Tenant has a good faith dispute as to such lien in which case Tenant may contest such lien by appropriate proceedings so long as Tenant deposits with Landlord a bond or other security in an amount reasonably acceptable to Landlord which may be used by Landlord to release such lien. Upon final determination of any permitted contest, Tenant shall immediately pay any judgment rendered and cause the lien to be released of record.

11.2 Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of labor or materials for the specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any material that would give rise to the filing of any liens against the Land, Building, Premises or any part thereof. Notice is hereby given that Landlord shall not be liable for any work performed or to be performed at the Premises for Tenant or any subtenant, or for any material furnished or to be furnished at the Premises for Tenant or any subtenant upon credit, and that no mechanic’s or other lien for such work or material shall attach to or affect the estate or interest of Landlord in and to the Land, Building or Premises. Landlord shall have the right to post and keep posted on the Premises any notices which Landlord reasonably may be required to post for the protection of Landlord the Land Building and/or the Premises from any lien.

12. INSURANCE

12.1 During the Term, Tenant shall provide and keep in force the following insurance:

(a) Commercial general liability insurance relating to Tenant’s business carried on, in or from the Premises and Tenant’s use and occupancy of the Premises, insuring against loss due to personal or bodily injury or death and damage to property (including, without limitation, contractual liability insurance), with limits of not less than the Liability Insurance Amount for any one accident or occurrence; and

(b) All risk or fire insurance (including standard extended endorsement perils, leakage from fire protective devices and other water damage) insuring Tenant’s fixtures, furnishings, equipment, documents, files, work products, inventory, stock-in-trade and all leasehold improvements and Alterations in the Premises on a full replacement cost basis in amounts sufficient to protect the personal property of Tenant and providing business interruption coverage for a period of one year.

12.2 Landlord, Landlord’s managing agent and the holder of any Encumbrance shall be named as additional insureds in the policy described in Section 12.1(a), provided that Landlord shall give Tenant the names and addresses of all parties other than Landlord. Landlord hereby notifies Tenant that Landlord’s managing agent is BREA Property Management, LLC, having an address c/o 1065 Avenue of the Americas, New York, NY 10018. All of the insurance policies required to be maintained by Tenant under this Article 12 shall (a) include cross liability and severability of interests clauses, (b) be written on an “occurrence” (and not a “claims made”) form and (c) provide that Tenant’s insurance shall be primary and not contributing to or with or be in excess of any other insurance maintained by Landlord or any other additional insured. Any insurance coverage obtained pursuant to this Lease listing Landlord, Landlord’s managing agent and the holder of any Encumbrance as additional insureds or beneficiaries shall not be required to cover liability other than that assumed by Tenant under this Lease. The policy described in Section 12.1(b) shall comply with the provisions of Section 14.1 below. Tenant’s insurance policies shall otherwise be upon such other terms and conditions as Landlord from time to time reasonably requires and shall be issued by insurance companies reasonably satisfactory to Landlord and which are licensed to do business in the State of New York. Tenant shall furnish to Landlord, on or before the Commencement Date and at least 15 days before the expiration date of any expiring policy, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement listing the additional insureds listed above, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to the policy described in Section 12.1(b), and each such endorsement shall be binding on Tenant’s insurance company. If Tenant shall fail to maintain any required insurance or pay any premiums thereon, or to furnish satisfactory proof of such insurance to Landlord as required, Landlord may, upon not less than ten (10) days’ notice, effect such insurance coverage and recover from Tenant on demand any premiums paid by Landlord.

12.3 Whenever, Landlord’s commercially reasonable judgment indicates a need for additional or different types of insurance coverage, Tenant shall, upon Landlord’s request, promptly obtain such insurance coverage, at Tenant’s expense, provided that such coverage shall not exceed the insurance coverage then required by prudent owners of comparable first class office buildings in midtown Manhattan.

12.4 Landlord shall maintain such “all risk” insurance for the Building as Landlord shall determine, in its commercially reasonable judgment, subject to such terms and conditions (including, without limitation, deductibles and self-retention limits) as Landlord shall determine. Such insurance shall be in an amount sufficient to repair or replace the Building in the event of loss. Nothing contained in this Lease shall require Landlord to maintain insurance against risks of terrorism. Landlord shall maintain commercial general liability insurance relating to Landlord’s business carried on in the Building and Landlord’s maintenance or operation of the Building, insuring against loss due to personal or bodily injury or death and damage to property (including contractual liability insurance), with limits of not less than $5,000,000.00 for any one accident or occurrence.

13. DAMAGE OR DESTRUCTION

13.1 Termination Options

13.1.1 If the Premises or any other portion of the Building necessary for Tenant’s occupancy of the Premises shall be damaged by fire or other casualty, Landlord shall, promptly after learning of such damage, notify Tenant in writing of the time necessary to demolish all damaged portions of the Premises and repair or restore the Premises and such portions of the Building as are necessary for Tenant’s occupancy of the Premises as nearly as practicable to the condition existing prior to such fire or other casualty, excluding the repair and restoration of any and all leasehold improvements, Alterations, trade fixtures, furnishings, equipment and personal property of Tenant in the Premises (such demolition, repair and restoration work being hereinafter referred to as “Landlord’s Restoration Work”), as estimated by a reputable architect, engineer or contractor selected by Landlord (the “Estimate”).

13.1.2 If the Estimate shall state that Landlord’s Restoration Work cannot be completed within nine (9) months after the date of such damage (or within 60 days after the date of such damage if such damage shall have occurred within the last 12 months of the Term), then Tenant shall have the option to terminate this Lease by giving Landlord notice thereof within thirty (30) days after Landlord shall have given Tenant the Estimate. In addition, if Landlord’s Restoration Work is not substantially complete within nine (9) months following the date of such damage, Tenant shall have the option to terminate this Lease by giving Landlord notice thereof within ten (10) days after the expiration of such nine (9) month period.

13.1.3 If all or any part of the Premises or the Building is damaged or destroyed by fire or other casualty, and (a) the Building is so damaged (whether or not the Premises shall have been damaged) that Landlord shall elect not to restore or repair such damage to the Building or (b) such damage shall have occurred within the last eighteen (18) months of the Term and the Estimate shall state that the repair or restoration of the damage to the Premises or to any other portion of the Building necessary for Tenant’s occupancy cannot be completed within sixty (60) days from the date of such damage, then, in any of such events, Landlord and Tenant shall each have the right, at its option, to terminate this Lease by giving notice thereof to the other party within ninety (90) days after the date on which such fire or other casualty shall have occurred. If all or any part of the Premises or the Building is damaged or destroyed by fire or other casualty, and the Estimate shall state that Landlord’s Restoration Work cannot be completed within nine (9) months after the date of such damage, then Landlord shall have the right, at its option, to terminate this Lease by giving notice thereof to Tenant within ninety (90) days after the date on which such fire or other casualty shall have occurred.

13.1.4 If either party shall exercise its option to terminate this Lease pursuant to the provisions of this Section 13.1, the Term shall expire and this Lease shall terminate thirty (30) days (except as otherwise expressly provided in 13.1.2) after Landlord or Tenant, as the case may be, shall have given the other party such notice of termination, as if such date were the Expiration Date (provided, however, that Rent payable for the period commencing on the date of such damage and ending on the date on which this Lease shall terminate shall be subject to any abatement provided for in Section 13.3 below) and Landlord shall be entitled to all proceeds of the insurance policy described in Section 12.1(b) applicable to any damaged leasehold improvements or Alterations in the Premises to the extent paid for by Landlord.

13.2 Repair Obligations

If the Premises or the Building are damaged by fire or other casualty and neither party shall terminate this Lease pursuant to the provisions of Section 13.1, then Landlord shall promptly commence and diligently prosecute Landlord’s Restoration Work, subject to delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control. Landlord shall perform Landlord’s Restoration Work (i) in a workmanlike manner using grades of materials at least equal in quality to the materials adopted as a standard for the Building and (ii) in material compliance with applicable Laws and insurance requirements of Landlord’s insurer. Landlord shall have no liability to Tenant, including any liability for inconvenience or annoyance or injury to the business of Tenant, resulting in any way from damage from fire or other casualty or the repair thereof. Except as otherwise provided in Section 13.1.2 above, Tenant shall not be entitled to terminate this Lease if any required repairs or restoration are not in fact completed within the time period set forth in the Estimate, provided that Landlord promptly commences and diligently pursues such repairs and restoration to completion, subject to the provisions of this Article 13. In no event shall Landlord be obligated to repair, restore or replace any of the improvements, Alterations, fixtures, furnishings, equipment or personal property required to be insured by Tenant pursuant to Section 12.1; Tenant agrees to repair, restore or replace such improvements, Alterations, fixtures, furnishings, equipment and personal property as soon as possible after the date of such fire or other casualty, to at least the condition existing prior to its damage, using materials at least equal to Building standard. However, in connection with the performance of Landlord’s Restoration Work, Landlord may, at its option, elect to repair and restore the damage, if any, caused to any or all of the leasehold improvements and/or Alterations required to be insured by Tenant according to Section 12.1(b). If Landlord shall make such election, Landlord shall be entitled to all proceeds of the insurance policy described in Section 12.1(b) applicable to the leasehold improvements and Alterations Landlord so elects to repair or restore. Landlord and Tenant shall cooperate with each other in their respective efforts to collect insurance proceeds.

13.3 Rent Abatement

If all of the Premises shall be damaged or destroyed or rendered inaccessible or untenantable by any fire or other casualty, then the Rent shall abate, and if only a portion of the Premises shall have been damaged or destroyed or rendered inaccessible or untenantable, the Rent shall be reduced by an amount which bears the same ratio to the total amount of Rent otherwise payable under this Lease as the portion of the Premises which shall have been damaged or rendered inaccessible or untenantable bears to the entire Premises, in either case for the period beginning on the date of such damage and ending on (x) if Landlord shall have elected to repair and restore any leasehold improvements and Alterations in the Premises pursuant to the provisions of Section 13.2, fifteen (15) days after the date on which Landlord shall have substantially completed both of Landlord’s Restoration Work and such leasehold improvements and Alterations or (y) if Landlord shall not have elected to repair and restore the damage, if any, caused to the leasehold improvements or Alterations required to be insured by Tenant according to Section 12.1(b), the earlier of the date on which (i) Tenant shall have substantially completed the repair and restoration of such leasehold improvements and Alterations as nearly as practicable to the condition existing immediately prior to such fire or other casualty, or (ii) the thirtieth (30th) day after Landlord shall have substantially completed Landlord’s Restoration Work. In no event shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord shall take all reasonable steps to minimize the disruption to Tenant’s business and use of such portion of the Premises during the period of repair (other than using labor at overtime or premium pay rates).

13.4 Fire Wardens

Tenant shall throughout the Term provide fire wardens and searchers as required under NYC Local Law No. 5. of 1973, as heretofore and/or hereafter amended.

13.5 Express Agreement Regarding Casualty

This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York providing for a contingency in the absence of express agreement and any other law of like import now or hereafter in force, shall have no application in such case.

14. WAIVERS AND INDEMNITIES

14.1 Mutual Waiver of Subrogation Rights

14.1. Landlord shall cause each property insurance policy carried by Landlord insuring the Building against loss, damage, or destruction by fire or other casualty, and Tenant shall cause each property insurance policy carried by Tenant and insuring the Premises and Tenant’s Alterations, leasehold improvements, equipment, furnishings, fixtures and contents against loss, damage, or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Landlord or Tenant in connection with any loss or damage covered by any such policy, even though such loss, damage or destruction might have been occasioned by the negligence of Landlord, Tenant or their respective agents, employees, contractors, invitees and/or permitted subtenants or other occupants. Neither party shall be liable to the other for the amount of such loss or damage which is in excess of the applicable deductible, if any, caused by fire or any of the risks enumerated in its policies, provided that such waiver was obtainable at the time of such loss or damage. However, if such waiver cannot be obtained, or shall be obtainable only by the payment of an additional premium charge above that which is charged by companies carrying such insurance without such waiver of subrogation, then the party undertaking to obtain such waiver shall notify the other party of such fact and such other party shall have a period of ten (10) days after the giving of such notice to agree in writing to pay such additional premium if such policy is obtainable at additional cost (in the case of Tenant, pro rata in proportion of the rentable square feet in the Area of the Premises to the total rentable area covered by such insurance); and if such other party does not so agree or the waiver shall not be obtainable, then the provisions of this Section 14.1 shall be null and void as to the risks covered by such policy for so long as either such waiver cannot be obtained or the party in whose favor a waiver of subrogation is desired shall refuse to pay the additional premium. If the release of either Landlord or Tenant, as set forth in the second sentence of this Section 14.1, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but no action or rights shall be sought or enforced against such party unless and until all rights and remedies against the other’s insurer are exhausted and the other party shall be unable to collect such insurance proceeds. The waiver of subrogation set forth in this Section 14.1 shall extend to the benefit of the agents, Affiliated Parties (as defined in Section 14.2 below) and employees of each party, but only if and to the extent that such waiver can be obtained without additional charge (unless the party to be benefited shall pay such charge). Nothing contained in this Section 14.1 shall be deemed to relieve either party from any duty imposed elsewhere in this Lease to repair, restore and rebuild. In the event of any permitted sublease or occupancy (by a person other than Tenant) of all or a portion of the Premises, all of Tenant’s covenants and obligations set forth in this Section 14.1 shall bind and be fully applicable to the subtenant or occupant (as if such subtenant or occupant were Tenant hereunder) for the benefit of Landlord and Landlord’s agents.

14.2 Definition of Affiliated Parties

For purposes of this Article 14, the term “Affiliated Parties” shall mean a party’s parent, subsidiaries and affiliated corporations and its and their partners, ventures, members, directors, officers, shareholders, agents, servants and employees.

14.3 Tenant’s Waivers

Except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, Landlord, its Affiliated Parties and the holder of any Encumbrance shall not be liable or in any way responsible for, and Tenant waives all claims against Landlord, its Affiliated Parties and the holder of any Encumbrance for any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others; (b) injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Building or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by other tenants, occupants or persons in the Premises or other premises in the Building, or caused by the public or by construction of any private or public work. Tenant’s waivers under this Section 14.3 shall survive the expiration or early termination of the Term.

14.4 Indemnity

14.4.1 Subject to Section 14.1 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, Tenant shall defend, indemnify and hold Landlord, the holder of any Encumbrance and their respective partners, principals, members, directors, officers, shareholders, agents, servants and employees (any or all of the foregoing hereinafter referred to as the “Landlord Indemnified Parties”) harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees, disbursements and court costs) due to or arising out of: (a) any accident, injury or damage occurring on or about the Premises (including, without limitation, accidents, injury or damage resulting in injury to persons, death, property damage or theft) during the Term or during any period of time prior to or after the Term that Tenant shall have been in possession of the Premises; (b) any act, omission or negligence of Tenant or any one claiming through or under Tenant and any of their agents, contractors, employees, servants, licensees, invitees or visitors; (c) any accident, injury or damage whatsoever caused to any person or to the property of any person outside of the Premises but anywhere within or about the Building, where such accident, injury or damage results or is claimed to have resulted from any act, omission or negligence of Tenant or any one claiming through or under Tenant or any of their respective contractors, licensees, agents, servants, employees, invitees or visitors and (d) any breach, violation or non-performance of any of the terms, covenants or conditions to be observed or performed by Tenant under this Lease. Tenant’s obligations under this Section 14.4.1 shall survive the expiration or earlier termination of the Term.

14.4.2 If any claim, action or proceeding shall be brought against any of the Landlord Indemnified Parties for a matter covered by the indemnity set forth in this Section, Tenant, upon notice from the Landlord Indemnified Party, shall defend such claim, action or proceeding by counsel reasonably acceptable to the Landlord Indemnified Party, at Tenant’s expense. Counsel for Tenant’s insurer is hereby approved. Notwithstanding the foregoing, the Landlord Indemnified Party may retain its own counsel to assist in the defense of any claim having a potential liability in excess of $1,000,000, and Tenant shall pay the reasonable fees of such attorneys. No such claim, action or proceeding shall be settled by Tenant without the consent of Landlord unless such settlement shall be at no cost to Landlord.

14.4.3 Subject to Section 14.1 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Tenant or anyone for whom Tenant is legally responsible, Landlord shall defend, indemnify and hold Tenant, its respective partners, principals, members, directors, officers, shareholders, agents, servants and employees (any or all of the foregoing hereinafter referred to as the “Tenant Indemnified Parties”) harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees, disbursements and court costs) due to or arising out of: (a) any act, omission or negligence of Landlord or any one claiming through or under Landlord and any of their agents, contractors, employees, servants, licensees or visitors, (b) any accident, injury or damage whatsoever caused to any person or to the property of any person outside of the Premises but anywhere within the Building (including, without limitation, accidents, injury or damage resulting in injury to persons, death, property damage or theft) and (c) any breach, violation or non-performance of any of the terms, covenants or conditions to be observed or performed by Landlord under this Lease. Landlord’s obligations under this Section 14.4.3 shall survive the expiration or earlier termination of the Term.

14.4.4 If any claim, action or proceeding shall be brought against any of the Tenant Indemnified Parties for a matter covered by the indemnity set forth in this Section, Landlord, upon notice from the Tenant Indemnified Party, shall defend such claim, action or proceeding by counsel reasonably acceptable to the Tenant Indemnified Party, at Landlord’s expense. Counsel for Landlord’s insurer is hereby approved. Notwithstanding the foregoing, the Tenant Indemnified Party may retain its own counsel to assist in the defense of any claim having a potential liability in excess of $1,000,000, and Landlord shall pay the reasonable fees of such attorneys. No such claim, action or proceeding shall be settled by Landlord without the consent of Tenant unless such settlement shall be at no cost to Tenant.

15. CONDEMNATION

15.1 Full Taking

If all or substantially all of the Building or Premises are taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation, then this Lease shall terminate as of the earlier of the date on which the condemning authority takes physical possession of or title to the Building or Premises.

15.2 Partial Taking

15.2.1 Landlord’s Termination of Lease. If only part of the Building or Premises is thus taken or sold in lieu of condemnation, and if after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction is not economically justified, then Landlord (whether or not the Premises are affected) may terminate this Lease by giving written notice to Tenant within sixty (60) days after the taking.

15.2.2 Additional Rights of Termination. If over 20% of the Premises is thus taken or sold, either party hereto may terminate this Lease if in the reasonable judgment of the exercising party, the Premises cannot be operated in an economically viable fashion because of such partial taking. Such termination must be exercised by written notice to the other party given not later than sixty (60) days after Tenant is notified of the taking of the Premises.

15.2.3 Effective Date of Termination. Termination by Landlord or Tenant shall be effective as of the date when physical possession of the applicable portion of the Building or Premises is taken by the condemning authority.

15.2.4 Election to Continue Lease. If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking of a portion of the Premises, the Rent payable under this Lease shall be diminished by an amount allocable to the portion of the Premises which was so taken or sold. If this Lease is not terminated upon a partial taking of the Building or Premises, Landlord shall, at Landlord’s sole expense, promptly restore and reconstruct the Building and Premises to substantially their former condition to the extent the same is feasible. However, Landlord shall not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Landlord as compensation or damages for the part of the Building or Premises so taken.

15.3 Awards

As between the parties to this Lease, Landlord shall be entitled to receive, and Tenant assigns to Landlord, all of the compensation awarded upon taking of any part or all of the Building or Premises, including any award for the value of the unexpired Term. However, Tenant may assert a claim in a separate proceeding against the condemning authority for the value of Tenant’s trade fixtures or personal property, the cost of moving and other business relocation expenses and damages to Tenant’s business incurred as a result of such condemnation provided that the foregoing shall not reduce the award payable to Landlord.

16. ASSIGNMENT AND SUBLETTING

16.1 Limitation

Except as otherwise expressly provided in this Article 16, without Landlord’s prior written consent, Tenant shall not assign, mortgage, pledge, encumber or otherwise transfer all or any of its interest under this Lease, sublet all or any part of the Premises or permit the Premises to be used or occupied by any party other than Tenant and its employees.

16.2 Notice of Proposed Transfer; Landlord’s Options

16.2.1 (a) If Tenant shall desire to (x) sublet all or substantially all of the Premises for a period ending not earlier than one (1) day prior to the Expiration Date or (y) assign Tenant’s interest in this Lease, Tenant shall submit to Landlord, prior to so offering all or substantially all of the Premises for subletting or offering to assign Tenant’s interest in this Lease, as the case may be, a notice (the “Notice of Intention”) of Tenant’s intention to so sublet all or substantially all of the Premises or assign this Lease, as the case may be, which notice shall set forth the effective date of the proposed assignment or subletting, and which shall be accompanied by the items set forth in 16.3(a) below.

(b) Landlord shall have the right, by notice (the “Termination Notice”) given to Tenant within thirty (30) days following Landlord’s receipt of the Notice of Intention, to terminate this Lease on a date to be specified in the Termination Notice, which date (the “Termination Date”) shall be the later of (i) the effective date of the proposed subletting or assignment, or (ii) the thirtieth (30th) day after the date on which Tenant shall have given Landlord the Notice of Intention, whereupon the term of this Lease shall expire on the Termination Date with the same force and effect as if such date were originally provided herein as the Expiration Date of the Term.

16.2.2 If, within thirty (30) days following Landlord’s receipt of a Notice of Intention, Landlord shall not have exercised the foregoing right to terminate this Lease, then Landlord’s right to so terminate this Lease pursuant to this Section 16.2 shall be deemed waived, but only with respect to the particular sublet or assignment referred to in such Notice of Intention.

16.2.3 If Tenant shall not consummate an assignment of this Lease or a subletting of any portion or all of the Premises, as the case may be, as shall have been specified in Tenant’s Notice of Intention, within two hundred ten (210) days following receipt of Tenant’s Notice of Intention, Tenant shall not have the right to consummate the subletting of the Premises or the assignment of this Lease, as the case may be, without again requesting Landlord’s consent thereto and otherwise complying with all of the provisions of this Section 16.2.

16.2.4 Notwithstanding anything contained in Section 16.2 to the contrary, Landlord shall not have the right to terminate this Lease in the event of a transfer of the type described in Sections 16.7.1 or 16.7.2.

16.3 Consent Not To Be Unreasonably Withheld

If Landlord shall not exercise its applicable option under Section 16.2, or if such option is not applicable to the proposed transaction, then, provided that no Event of Default shall be continuing, Landlord shall not unreasonably withhold its consent to a proposed assignment or subletting (which determination Landlord shall make within ten (10) business days following receipt of Tenant’s Notice of Intention containing all items set forth in subparagraph (a) below if Tenant desires to sublease the Premises for less than the remainder of the Term or to sublease a portion of the Premises, and within ten (10) business days following Landlord’s waiver of its right to terminate this Lease in response to a Notice of Intention containing all items set forth in subparagraph (a) below or

Landlord’s failure to exercise its right to terminate within thirty (30) days following receipt of a Notice of Intention containing all items set forth in subparagraph (a) below, in the case of assignment of this Lease or a sublease of all or substantially all of the Premises as described in 16.2.1), provided that each of the following conditions shall be satisfied:

(a) Tenant’s Notice of Intention (which shall be required for each proposed sublease or assignment in addition to those subject to Landlord’s right of recapture, but not with respect to those transactions permitted by Sections 16.7.1 and 16.7.2) shall have been accompanied by (i) a statement setting forth the name and address of the proposed assignee or subtenant and the nature of its business, (ii) in the case of a sublease of a portion of the Premises, a reasonably accurate floor plan indicating the portion of the Premises intended to be sublet (the “Space”), (iii) a reasonably detailed statement describing the proposed use of the Premises, (iv) financial statements prepared by an independent certified public accountant containing the opinion of such accountant reflecting the proposed assignee’s or subtenant’s current financial condition and income and expenses for the past two (2) years, or other evidence satisfactory to Landlord of the financial condition of the proposed assignee or subtenant, and (v) an executed copy of the proposed assignment (which shall contain an assumption agreement complying with the provisions of Section 16.4 below) or sublease, as the case may be. Tenant shall also deliver to Landlord such other or additional information as Landlord may reasonably request;

(b) The proposed subtenant or assignee, in Landlord’s reasonable opinion, shall have sufficient financial capacity and business experience to perform its obligations under the proposed sublease or, in the case of an assignment, this Lease; and

(c) The use of the Premises by the proposed assignee or subtenant shall only be for purposes which, in Landlord’s reasonable opinion, (i) are lawful, (ii) are limited to the permitted Use of the Premises under this Lease, (iii) are consistent with the general character of business carried on by tenants of a first-class office buildings in midtown Manhattan and with a majority of the tenants of the Building, (iv) [deleted], (v) shall not increase the likelihood of damage or destruction to the Building, (vi) shall not cause an increase in insurance premiums for insurance policies applicable to the Building, (vii) shall not require new tenant improvements incompatible with the then-existing Building Systems and components and (viii) shall not impose any additional burdens or costs on Landlord in the operation of the Building; and

(d) The proposed assignee or subtenant is not an entity listed on Exhibit H attached hereto; and

(e) The proposed assignee or subtenant, or any person who directly or indirectly controls, is controlled by, or is under common control with, the proposed assignee or subtenant, at the time Tenant requests Landlord’s consent and at the time of the proposed transfer, shall not be a tenant or occupant in the Building, nor a party with whom Landlord is then negotiating or has within the past six (6) months negotiated for the leasing of space in the Building; and

(f) The form of the proposed assignment or sublease shall comply with the provisions of this Section 16 and shall be reasonably satisfactory to Landlord in form and substance. Tenant shall have the right to sublease at fair market value. Fair market value shall be determined at Tenant’s own discretion. Tenant shall not advertise asking rent but rather “Rent upon request.”

16.4 Form of Transfer

16.4.1 All subleases shall be subject to the following provisions, and Landlord’s consent to a proposed sublease shall not be effective or binding upon Landlord unless and until Tenant shall have delivered to Landlord an original duly executed sublease that shall comply with the following provisions:

(a) The term of the sublease shall end no later than one (1) day prior to the Expiration Date of this Lease;

(b) Each sublease shall provide that (i) the sublease shall be subject and subordinate to this Lease and to all matters to which this Lease is or shall be subordinate and (ii) upon any termination of this Lease prior to the date fixed as the Expiration Date, re-entry or repossession of the Premises by Landlord under this Lease or surrender of the Premises with Landlord’s written consent, Landlord may, at its option, take over any of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn and agree to be bound to Landlord in accordance with the provisions of this Section 16, it being agreed that Landlord shall nevertheless not be (1) liable for any previous act or omission of Tenant (including any negligence of

Tenant) as sublandlord under the sublease, (2) subject to any credit, defense, offset, claim or demand which may have previously accrued to the subtenant against Tenant, (3) bound by any previous modification or amendment of such sublease not consented to by Landlord or by any previous prepayment of more than one (1) month’s rent, (4) be obligated to perform any repairs or other work beyond Landlord’s obligations under this Lease or (5) liable for the return of any security deposit except to the extent such sums have actually been paid over to Landlord; it being understood and agreed that the provisions of this Section 16.4.1(b) shall be self-operative, and that no further instruments shall be required to give effect to this provision, but that upon the request of Landlord, Tenant shall execute and deliver such instruments to Landlord as Landlord shall reasonably request to confirm the foregoing provisions; and

(c) Each sublease shall contain a provision requiring the subtenant to comply with the provisions of Section 14.1 of this Lease, which provisions shall be applicable to such subtenant as if such subtenant were the Tenant under this Lease.

16.4.2 No assignment shall be binding on Landlord, and Landlord’s consent to any proposed assignment of this Lease shall not be effective until Tenant shall have delivered to Landlord a duly executed and acknowledged original assignment and assumption agreement which shall contain an assumption by the transferee of all of the terms, covenants, conditions and agreements to be observed or performed by the Tenant under this Lease, in form and substance reasonably satisfactory to Landlord.

16.4.3 A fully executed copy of any sublease or assignment of this Lease shall be delivered to Landlord within ten (10) days after the execution thereof.

16.5 Payments to Landlord

16.5.1 If Landlord shall not exercise any of its options under Section 16.2 and shall give its consent to any sublease of the Premises, Tenant shall, in consideration therefor, pay to Landlord, as Rent, fifty (50%) percent of the amount by which any and all rents, additional charges or other consideration payable to Tenant by the subtenant under the sublease or any other agreement entered into in connection therewith exceeds the Base Rent and Additional Rent payable under this Lease (prorated with respect to the Space as appropriate) accruing during the term of the sublease, but after deducting from such rents, additional charges or other consideration any Sublease Transaction Costs (hereafter defined) actually incurred by Tenant. The sums payable under this Section 16.5.1 shall be payable to Landlord as and when the same shall be paid by the subtenant to Tenant. As used in this Section, “Sublease Transaction Costs” shall mean any of the following sums actually incurred by Tenant to consummate such sublease: (i) up to one and one half brokerage commissions at a customary rate, (ii) reasonable attorneys’ fees and disbursements and (iii) any reasonable costs incurred by Tenant to prepare the subleased premises for the subtenant’s occupancy thereof.

16.5.2 If Landlord shall not exercise any of its options under Section 16.2 above and shall give its consent to any assignment of Tenant’s interest in this Lease, Tenant shall, in consideration of such assignment, pay to Landlord, as Rent, fifty (50%) percent of any and all sums and other consideration payable to Tenant by the assignee for or by reason of such assignment, but after deducting from such sums or other consideration any Assignment Transaction Costs (hereafter defined) actually incurred by Tenant. The sums payable under this Section 16.5.2 shall be payable to Landlord as and when the same shall be paid by the assignee to Tenant. As used in this Section, “Assignment Transaction Costs” shall mean any of the following sums actually incurred by Tenant to consummate such assignment: (i) up to one and one half brokerage commissions at a customary rate, (ii) reasonable attorneys’ fees and disbursements, and (iii) any reasonable construction costs incurred by Tenant to prepare the Premises for the assignee.

16.6 Change of Ownership

Any change by Tenant in the form of its legal organization (such as, for example, a change from a general to a limited partnership), any direct transfer of 50% or more of Tenant’s assets or of Tenant’s stock, membership, partnership or other direct equity interests (including any transfer by operation of law or by a series of transfers), and any other direct transfer following which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than ARAMARK Corporation and/or its affiliates shall have obtained the power to elect more than fifty percent (50%) of the members of the board of directors (or similar governing body) of Tenant, shall be deemed an “assignment” of this Lease requiring Landlord’s prior written consent, except as provided in Section 16.7 (Permitted Transfers). The transfer of any outstanding capital stock of a corporation whose stock is publicly-traded shall not, however, be deemed a “transfer of interest” under this Section 16.6.

16.7 Permitted Transfers

16.7.1 Provided that no Event of Default shall be continuing, Tenant may, upon not less than ten (10) business days’ prior notice to Landlord, but without obtaining Landlord’s consent, assign this Lease or sublease all or any part of the Premises to an Affiliate of Tenant (as defined in Section 16.7.3 below) for so long as such Affiliate of Tenant shall remain an Affiliate of the Tenant initially named herein, provided that (i) the Affiliate of Tenant shall continue to use the Premises for the Use and for no other use and (ii) Tenant shall deliver a duplicate original duly executed sublease or assignment and assumption agreement evidencing such assignment or sublease to Landlord within ten (10) days after the execution thereof, which instrument shall comply with the provisions of Section 16.4 hereof. Notwithstanding any such assignment or subletting, Tenant shall remain fully and primarily liable for the obligations of the Tenant under this Lease. Any assignment or sublease effected in accordance with the provisions of this Section 16.7 shall be subject to all of the provisions of this Article 16 (including, without limitation, Section 16.4). If any time following an assignment to an Affiliate of Tenant or subletting to an Affiliate of Tenant, such assignee or subtenant shall cease to be an Affiliate of Tenant, then Tenant shall obtain Landlord’s consent to such assignment or subletting pursuant to this Article 16 in the same manner as if the assignee or subtenant, as the case may be, were not an Affiliate of Tenant, and if Landlord declines to consent to such assignment or subletting in accordance with the provisions of this Article 16, (x) in the event of an assignment of this Lease, Tenant shall, at least ten (10) days prior to the date such assignee shall cease to be an Affiliate of Tenant, assign this Lease back to the Tenant named herein or to the entity which was the Tenant immediately prior to such assignment to the Affiliate of Tenant and (y) in the event of a sublease of all or any part of the Premises, Tenant shall, within three (3) days prior to the date such subtenant ceases to be an Affiliate of Tenant, terminate such sublease and, in either of said cases, cause the assignee or subtenant, as the case may be, to vacate the Space, and, with respect to any Space not constituting the entire Premises, restore the Premises to the condition existing immediately prior to the commencement of the sublease term, including any demolition of partitions and doors erected or installed pursuant to Section 16.4.1(d) above and related repair and restoration of the Premises. Sections 16.2 and 16.5 shall not apply to a sublease or assignment to an Affiliate of Tenant made pursuant to and in accordance with this Section 16.7 (Tenant must, however, give not less than ten (10) business days’ notice to Landlord of such sublease or assignment as specified in this Sections 16.7.1).

16.7.2 Provided that no Event of Default shall be continuing, Tenant may, upon not less than ten (10) business days’ prior notice to Landlord (subject to the last sentence of this Section), but without obtaining Landlord’s consent, (w) assign this Lease to any entity to which Tenant shall sell all or substantially all of its assets or in connection with any merger or consolidation of Tenant or any sale of all of the equity interests of Tenant, (x) change its legal form of organization, (y) permit the sale or transfer of any direct or indirect equity interest of Tenant to any direct or indirect equity holder of ARAMARK Corporation, including, without limitation, by a direct or indirect dividend or other distribution of Tenant’s equity interests, or (z) permit the transfer of all or any portion of the direct or indirect equity interests of Tenant through an initial public offering of such interests (any event described in either of clause (w), (x), (y) or (z) shall hereinafter be referred to as a “Corporate Succession”), provided that: (i) in each case, the transferee or Tenant shall continue to use the Premises for the Use and for no other use and the principal purpose of the Corporate Succession shall not be the acquisition of Tenant’s interest in this Lease and (ii) in the case of clause (w), where Tenant sells all or substantially all of its assets, such transferee shall have assumed all of the obligations of Tenant under this Lease and a duly executed and acknowledged duplicate original counterpart of such assumption agreement shall have been given to Landlord not later than ten (10) days after the effective date thereof. Any assignment effected in accordance with the provisions of this Section 16.7 shall be subject to all of the provisions of this Section 16 (including, without limitation, Section 16.4) other than Sections 16.2 and 16.5. Tenant must, however, give not less than ten (10) business days’ notice to Landlord of such assignment as specified in this Section 16.7.2, unless such advance notice is impractical to give prior to any Corporate Succession, in which case Tenant shall notify Landlord thereof promptly following the consummation of such transaction.

16.7.3 As used in this Section 16.7, the term “Affiliate of Tenant” shall mean any person, corporation or other entity controlling, controlled by or under common control with, Tenant or in which Tenant shall own at least fifty-one (51%) percent of the voting interests (for purposes of this definition, the word “control” and its related terms, including “controlling,” “controlled by” and “under common control with,” shall mean the possession of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise).

16.7.4 Notwithstanding anything to the contrary contained in this Article 16, the Tenant named herein may, without obtaining Landlord’s consent, permit up to an aggregate of ten percent (10%) of the rentable area of the Premises to be used by individuals or entities with whom the Tenant named herein is directly engaged in business (including clients and consultants of the Tenant named herein) to occupy or use space within the Premises without the same constituting an assignment of this Lease or a sublease of the Premises, provided that (a) any such occupancy shall be subject to all requirements of the Lease and to applicable Laws, (b) any use of the Premises by such persons shall be in accordance with the Use of the Premises (c) any such arrangement shall terminate automatically with, and each such occupant shall vacate the Premises on or prior to, the expiration or earlier termination of the Term, (d) no such occupancy shall create or be deemed to create any right, title or interest in or to the Premises for any such occupant and (e) no part of the Premises shall be separately demised and all parts of the Premises shall remain accessible through a common entrance. Tenant shall, upon Landlord’s request, provide a list of the persons occupying the Premises at any given time and such other information as Landlord may reasonably request, including, without limitation, the nature of the business of any such person and the names of contact persons. In addition to, and not by way of limitation of Section 14.4.1, Tenant shall indemnify Landlord and hold Landlord harmless from any damages and any claim of tenancy arising out of any such arrangement.

16.8 Effect of Transfers

16.8.1 No subletting or assignment shall release Tenant from any of its obligations under this Lease unless Landlord, in Landlord’s sole discretion, agrees to the contrary in writing, and, in the event of a permitted assignment or other transfer (other than a sublease), the assignee or transferee shall be deemed to have assumed all of Tenant’s obligations under this Lease and shall be jointly and severally liable with Tenant for all of the obligations of the Tenant under this Lease. Consent to one assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting. In the event of any default by any assignee or subtenant or any successor of Tenant in the performance of any Lease obligation, Landlord may proceed directly against Tenant without exhausting remedies against such assignee, subtenant or successor. Any act or omission of an assignee or subtenant or any person claiming under or through any of them that violates this Lease shall be deemed a violation of this Lease by Tenant. If this Lease shall be assigned or if the Premises shall be sublet or occupied by anyone other than Tenant, whether or not in violation of the provisions of this Lease, then Landlord may collect from the assignee or transferee or, after an Event of Default shall have occurred, from the subtenant, and Tenant hereby authorizes and directs such party to pay to Landlord, all rent (whether or not denominated as Base Rent, Additional Rent or otherwise), additional rent and other charges payable pursuant to such instrument, with the net amount so collected applied to the Base Rent, Additional Rent and other charges payable under this Lease, but no such acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver by Landlord of any provision of this Section 16 or an acceptance by Landlord of the assignee, transferee or subtenant as a tenant, or a release of Tenant from the further performance of the covenants and agreements to be performed by Tenant under this Lease.

16.8.2 The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger and, upon any termination of this Lease prior to the date fixed as the Expiration Date for any reason, or any re-entry or repossession of the Premises by Landlord under this Lease or any surrender of the Premises with Landlord’s written consent, Landlord shall have the right, at Landlord’s option, to take over all of the right, title and interest of Tenant, as sublessor, in and to any and all subleases or such of them as Landlord shall elect to take over and assume at the time of such recovery of possession or termination. Tenant shall, upon the request of Landlord, execute, acknowledge and deliver to Landlord such further assignments and transfers as may be necessary to vest in Landlord the then existing subleases and sublettings. If Landlord shall choose to take over any such sublease, such election shall be exercised by notice to all known subtenants in the Premises and such subtenants shall (a) be deemed to have waived any right to surrender possession of the sublease space or to terminate the sublease, (b) be bound to Landlord for the balance of the term of the sublease and (c) attorn directly to Landlord under all of the executory terms of this Lease, except that the rent shall be payable at the rates set forth in the sublease and except that Landlord shall not be (i) liable for any previous act, omission or negligence of Tenant, (ii) subject to any credit, claim, defense or offset which may have previously accrued to the subtenant against Tenant, (iii) be bound by any previous modification or amendment of the sublease made without Landlord’s prior consent or by any previous prepayment of more than one month’s rent, (iv) be obligated to perform any repairs or other work beyond Landlord’s obligations under this Lease or (v) liable for the return of any security deposit except to the extent such sums have actually been paid over to Landlord. No further instruments shall be required to give effect to this provision, but upon the request of Landlord, Tenant shall execute and deliver such instruments to Landlord as Landlord shall reasonably request to confirm the foregoing provisions and each subtenant shall execute and deliver such instruments as Landlord may reasonably request to evidence said attornment.

16.9 Miscellaneous

16.9.1 Landlord’s consent to an assignment or a sublease shall not constitute Landlord’s consent to any other or further assignment of this Lease or to any further subletting of all or part of the Premises by Tenant or anyone claiming through Tenant (or to the assignment of any sublease) and shall not relieve Tenant from obtaining the prior written consent of Landlord to any future assignment or sublease and otherwise complying with all of the provisions of this Section 16.

16.9.2 Any modification of a sublease to which Landlord shall have consented shall constitute a new sublease subject to the provisions of this Article 16.

16.9.3 Tenant shall pay to Landlord, as Rent, within fifteen (15) days after demand, all reasonable out-of-pocket costs incurred by Landlord (including reasonable legal fees and disbursements and the costs of making any investigations as to the acceptability of any proposed assignee or subtenant) in connection with a request by Tenant that Landlord consent to any proposed assignment or sublease, up to a maximum of $3,000.00 in each instance.

16.9.4 In the event of any permitted assignment of Tenant’s interest in this Lease, the terms, covenants and conditions of this Lease may be changed, altered or modified in any manner whatsoever by Landlord and the assignee without the consent thereto of assignor Tenant, and no such change, alteration or modification shall release assignor Tenant from the performance by it of any of the terms, covenants and conditions on its part to be performed under this Lease.

17. PERSONAL PROPERTY

17.1 Removal

All personal property, trade fixtures and furnishings installed in the Premises by Tenant at Tenant’s cost, other than those affixed to the Premises so that they cannot be removed without damage and other than those replacing an item theretofore furnished and paid for by Landlord or for which Tenant has received a credit or allowance (a) may be removed from the Premises from time to time in the ordinary course of Tenant’s business or in the course of making any Alterations to the Premises permitted under Section 10.1, and (b) shall be removed by Tenant at the end of the Term in accordance with Section 3.4. Tenant shall promptly repair, at its expense, any damage to the Building resulting from the installation or removal of Tenant’s personal property in or from the Premises.

17.2 Responsibility

Tenant shall be solely responsible for all costs and expenses related to personal property used or stored in the Premises. Tenant shall pay any taxes or other governmental impositions levied upon or assessed against such personal property, or upon Tenant for the ownership or use of such personal property, on or before the due date for payment.

18. ESTOPPEL CERTIFICATES

18.1 Tenant agrees that at any time and from time to time (but on not less than 20 days’ prior request by Landlord), Tenant shall execute, acknowledge and deliver to Landlord a certificate indicating any or all of the following: (a) the Commencement Date, the Rent Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent, Additional Rent and any other Rent payable have been paid; (d) that no default by Landlord, to the best of Tenant’s knowledge, or Tenant exists which has not been cured, except as to defaults stated in such certificate; (f) provided such events have occurred, that Tenant has accepted the Premises and that all improvements required to be made to the Premises by Landlord have been completed according to this Lease; (g) that, except as specifically stated in such certificate, Tenant, and only Tenant, currently occupies the Premises; and (h) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building.

18.2 Landlord agrees that at any time and from time to time (but on not less than 20 days’ prior request by Tenant), Landlord will execute and deliver to Tenant a statement setting forth any or all of the following: (a) the Commencement Date, the Rent Commencement Date and Expiration Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date of each modification); (c) the date through which Base Rent has been paid and whether any Additional Rent and other Rent which Landlord had previously billed to Tenant has been paid; and (d) to the best of Landlord’s knowledge (but without any investigation) any Event of Default by Tenant exists which has not been cured, except as to Events of Default stated in such certificate. Any such certificate may be relied upon only by Tenant and any assignee or subtenant of Tenant under this Lease.

19. TRANSFER OF LANDLORD’S INTEREST; LIMITATIONS ON LANDLORD’S LIABILITY

19.1 Sale, Conveyance and Assignment

Nothing in this Lease shall be construed to restrict Landlord’s right to sell, convey, assign or otherwise deal with the Building or Landlord’s interest under this Lease.

19.2 Effect of Sale, Conveyance or Assignment

The term “Landlord” as used in this Lease shall mean the Landlord at the particular time in question, and a sale, conveyance or assignment of the Building or Landlord’s interest therein shall automatically release Landlord from liability under this Lease and from and after the effective date of the transfer Tenant shall look solely to Landlord’s transferee for performance of Landlord’s obligations under this Lease, it being understood that from and after the date of such transfer, the term “Landlord” shall only mean the transferee and the covenants and agreements of Landlord shall thereafter be binding upon such transferee.

19.3 Limitations on Landlord’s Liability

Any liability for damages, breach or nonperformance of this Lease by Landlord, or arising out of the subject matter of, or the relationship created by, this Lease, shall be collectible only out of Landlord’s interest in the Building and no personal liability has been assumed by, or shall at any time be asserted against, Landlord, its parent and affiliated corporations, its and their partners, venturers, directors, officers, agents, servants and employees, or any of its or their successors or assigns; all such liability, if any, being expressly waived and released by Tenant. Notwithstanding anything to the contrary contained in this Lease, to the full extent permitted by law, in no event shall Landlord be liable for any consequential, special or punitive damages arising out of any breach or default in the performance or observance of any of the terms, covenants or conditions to be observed or performed by Landlord under this Lease.

20. RULES AND REGULATIONS

Tenant agrees to faithfully observe and comply with the Rules and Regulations set forth in Exhibit E attached hereto and with all reasonable modifications and additions to such Rules and Regulations (which shall be applicable to all Building tenants) from time to time adopted by Landlord and of which Tenant is notified in writing, provided that no such modifications shall materially increase Tenant’s obligations or liabilities hereunder or reduce Tenant’s rights hereunder. If there shall be any conflict between the Rules and Regulations or any such modification or addition and any right expressly granted to Tenant under this Lease, the provisions of this Lease shall control. Landlord’s enforcement of the Rules and Regulations shall be nondiscriminatory against Tenant as against other Tenants of the Building, but Landlord shall not be responsible to Tenant for failure of any person to comply with the Rules and Regulations.

21. DEFAULT AND REMEDIES

21.1 Events of Default

If any one or more of the following events (“Events of Default”) shall occur:

(a) Tenant shall fail to pay to Landlord the full amount of any Base Rent or Additional Rent, or any other charge payable under this Lease by Tenant to Landlord, on or before the date upon which the same shall first become due and such failure shall continue for more than seven (7) days after Landlord shall have given Tenant written notice thereof; or

(b) Tenant shall do anything or permit anything to be done, whether by action or inaction, in breach of any covenant, agreement, term, provision or condition of this Lease, or any Exhibit annexed hereto, on the part of Tenant to be kept, observed or performed (other than a breach of the type referred to in clause 21.1(a) above), and such breach shall continue and shall not be fully remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, except in connection with a breach which cannot be remedied or cured within said thirty (30) day period, in which event the time of Tenant within which to cure such breach shall be extended for such time as shall be reasonable to cure the same, but only if Tenant, within such initial thirty (30) day period, shall promptly commence and thereafter proceed diligently and continuously to cure such breach, and provided further that such period of time shall not be so extended as to jeopardize the interest of Landlord in the Land and/or the Building or so as to subject Landlord to any liability, civil or criminal), provided however, that if such breach or noncompliance which cannot be remedied or cured within said thirty (30) day period shall cause or result in (i) a dangerous condition in the Premises or Building, (ii) any insurance coverage carried by Tenant or Landlord with respect to the Premises or Building being jeopardized or (iii) a material disturbance to another tenant, then an Event of Default shall exist if such breach or noncompliance shall not be cured as soon as reasonably practicable after notice from Landlord to Tenant, and in any event within forty five (45) days after such notice shall have been given by Landlord to Tenant; or

(c) Tenant shall desert or abandon the Premises or shall fail to take possession of the Premises within one hundred twenty (120) days after the Commencement Date; or

(d) If Tenant shall commence or institute any case, proceeding or other action (i) seeking relief on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property; or

(e) If Tenant shall make a general assignment for the benefit of creditors;

(f) If any case, proceeding or other action shall be commenced or instituted against Tenant (i) seeking to have an order for relief entered against Tenant as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any part of its property, which (x) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (y) is not contested, in good faith, by Tenant within 14 days of the date such case, proceeding or other action is instituted (or such shorter time period as may be prescribed by local bankruptcy rule, the bankruptcy court or other applicable law) or (z) remains undismissed for a period of 90 days;

then, upon the occurrence of any of said events, Landlord may at any time thereafter give to Tenant a notice of termination of the Term of this Lease setting forth a termination date three (3) days from the date of the giving of such notice, and, upon the giving of such notice, this Lease and the term and estate hereby granted (whether or not the Term shall theretofore have commenced) shall expire and terminate upon the expiration of said three (3) days with the same effect as if that day were the date hereinbefore set for the expiration of the Term of this Lease, but Tenant shall remain liable for damages as provided in Section 21.3 below.

21.2 Landlord’s Remedies

21.2.1 If an Event of Default shall have occurred, Landlord and/or Landlord’s agents and servants, whether or not the Term of this Lease shall have been terminated pursuant to Section 21.1, may, without notice to Tenant, immediately or at any time thereafter reenter into or upon the Premises or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, to the extent legally permitted, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons or property therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The words “reenter” “reentry” and “reentered” as used in this Lease are not restricted to their technical legal meanings. In the event of any termination of this Lease under the provisions of Section 21.1, or in the event that Landlord shall reenter the Premises under the provisions of Section 21.2, or in the event of the termination of this Lease (or of reentry) by or under any summary dispossess or other proceeding or action or any provision of law, Tenant shall thereupon pay to Landlord the Base Rent, Additional Rent and any other charges payable hereunder by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, plus the expenses incurred or paid by Landlord in terminating this Lease or of reentering the Premises and securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, and Tenant shall also pay to Landlord damages as provided in Section 21.3 below.

21.2.2 In the event of the reentry into the Premises by Landlord under the provisions of this Section 21.2, and if this Lease shall not be terminated, Landlord may (but shall have absolutely no obligation to do so), not in Landlord’s own name, but as agent for Tenant, relet the whole or any part of the Premises for any period equal to or greater or less than the remainder of the original term of this Lease, for any sum which Landlord may deem suitable, including rent concessions, and for any use and purpose which Landlord may deem appropriate. Such reletting may include any improvements, personalty and trade fixtures remaining in the Premises.

21.2.3 In the event of a breach or threatened breach on the part of Tenant with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of Tenant to be kept, observed or performed, Landlord shall also have the right of injunction.

21.2.4 In the event of (i) the termination of this Lease under the provisions of this Article 21, or (ii) the reentry of the Premises by Landlord under the provisions of this Section 21.2, or (iii) the termination of this Lease (or reentry) by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security deposit or otherwise, but such monies shall be credited by Landlord against any Base Rent, Additional Rent or any other charge due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Section 21.3 or pursuant to law.

21.2.5 The specified remedies to which Landlord may resort under this Lease are cumulative and concurrent and are not intended to be exclusive of each other or of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed under this Lease or at law or in equity as if specific remedies were not herein provided for, and the exercise by Landlord of any one or more of the remedies allowed under this Lease or in law or in equity shall not preclude the simultaneous or later exercise by the Landlord of any or all other remedies allowed under this Lease or in law or in equity.

21.3 Damages

21.3.1 In the event of any termination of this Lease under the provisions hereof or under any summary dispossess or other proceeding or action or any provision of law, or in the event that Landlord shall reenter the Premises under the provisions of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any, of (i) the aggregate of the installments of Base Rent and the Additional Rent (if any) which would have been payable hereunder by Tenant, had this Lease not so terminated or had Landlord not reentered the Premises, for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date set forth initially for the expiration of the full term of this Lease pursuant to Articles 1 and 2, over (ii) the aggregate rental value of the Premises for the same period (the amounts of each of clauses (i) and (ii) being first discounted to present value at an annual rate of six (6%) percent); or

(b) sums equal to the aggregate of the installments of Base Rent and Additional Rent (if any) which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the Expiration Date originally set forth in this Lease for the expiration of the Term; provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of reentering the Premises and of securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, as well as the expenses of reletting, including repairing, restoring and improving the Premises for new tenants, brokers’ commissions, advertising costs, reasonable attorneys’ fees, and all other similar or dissimilar expenses chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that such reletting may be for a period equal to or shorter or longer than the remaining term of this Lease; provided further, that (1) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (2) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subdivision (b) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (3) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting, or if relet for a period longer than the remaining Term of this Lease, the expenses of reletting shall be apportioned based on the respective periods.

21.3.2. For the purposes of Section (a)(i) of Section 21.3.1, the amount of Additional Rent which would have been payable by Tenant under Articles 4 and 8 for each year ending after such termination of this Lease or such reentry, shall be deemed to be an amount equal to the amount of such Additional Rent payable by Tenant for the calendar year and Tax Year ending immediately preceding such termination of this Lease or such reentry. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at Landlord’s election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this Section 21, or under any provision of law, or had Landlord not reentered the Premises.

21.4 Miscellaneous

21.4.1 Nothing contained in this Article 21 shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default under this Lease on the part of Tenant. The failure or refusal of Landlord to relet the Premises or any part or parts thereof, or the failure of Landlord to collect the rent thereof under any reletting, shall not release or affect Tenant’s liability for damages.

21.4.2 Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Premises, or to have a continuance of this Lease for the term hereby demised, after Tenant shall be dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the expiration or termination of this Lease as herein provided or pursuant to law. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of an eviction or dispossess of a tenant for non-payment of rent, and of any other law of like import now or hereafter in effect. In the event that Landlord shall commence any summary proceeding for non-payment of rent or for holding over after the termination of this Lease, Tenant shall not, and hereby expressly waives any right to, interpose any counterclaim of whatever nature or description in any such proceeding, except to the extent that by failing to interpose such counterclaim Tenant would be barred from asserting such counterclaim in a separate action or proceeding.

21.4.3 If Landlord shall commence any action or summary proceeding against Tenant, Tenant shall reimburse Landlord, as Rent, Landlord’s reasonable attorneys’ fees and expenses, if judgment is awarded for Landlord, or if Landlord accepts the payment subsequent to service of process but prior to entry of judgment.

21.4.4 Nothing contained in this Lease shall limit or prejudice Landlord’s right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or Rent, under this Lease.

21.4.5 Upon the occurrence of an Event of Default, Landlord shall be entitled to exercise all of the rights set forth in this Article 21 above (including the right to terminate this Lease), notwithstanding that this Lease provides that Landlord may cure the default or otherwise perform the obligation of Tenant which gave rise to such Event of Default, and regardless of whether Landlord shall have effected such cure or performed such obligation.

21.4.6 The failure of either Landlord or Tenant to enforce their respective rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease, or any of the rules and regulations, shall not constitute a waiver thereof, and each party shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation. The receipt by Landlord of Base Rent and/or Additional Rent with knowledge of the breach of any covenant, agreement or condition of this Lease shall not be deemed a waiver of such breach.

21.4.7 The provisions of this Article 21 shall survive the expiration or sooner termination of this Lease.

21.5 Landlord’s Right To Cure

Landlord may, but shall not be obligated to, cure any default by Tenant under this Lease at any time after notice and the lapse of any cure period specified within the conditional limitation to which such default relates, without giving further notice and without waiving its remedies with respect to such default; provided, however, that Landlord may cure any default by Tenant under this Lease without notice to Tenant or opportunity to cure in the case of (i) actual or suspected emergency or a dangerous condition in the Premises or the Building, (ii) Landlord’s interest in the Land and/or the Building being jeopardized or Landlord’s being subject to any liability, civil or criminal, (iii) any insurance coverage carried by Tenant or Landlord with respect to the Premises or the Building being jeopardized or (iv) any other provision of this Lease permitting Landlord to cure a default of Tenant under such provision, in which case such notice and cure period as shall be specified in such provision shall control and the notice and cure period under Section 21.1 shall not be required to be given. Whenever Landlord so elects, all costs and expenses incurred by Landlord in curing any such default, including reasonable attorneys’ fees and disbursements, together with interest at the lower of five (5%) percent above the then-current Prime Rate or the highest rate permitted by law on the amount of the costs and expenses so incurred commencing on the date such costs and expenses are paid by Landlord, shall be paid by Tenant to Landlord as Rent within fifteen (15) days after demand.

22. ENFORCEMENT OF REASONABLE CONSENT

Tenant hereby waives any claim against Landlord for monetary damages which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval that, pursuant to the terms of this Lease, is not to be unreasonably withheld by Landlord and Tenant agrees that its sole remedy shall be either (a) an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment or (b) settling such dispute pursuant to the expedited arbitration procedure set forth in Article 31 below. In the event of such a determination, the requested consent or approval shall be deemed to have been granted; provided, however, that Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval and the sole remedy for Landlord’s unreasonably withholding or delaying of consent or approval shall be as provided in this Section.

23. [INTENTIONALLY DELETED]

24. BROKER

Landlord and Tenant represent and warrant to each other that it dealt with no broker or agent who negotiated or was instrumental in negotiating or consummating this Lease except the Broker. Neither party knows of any real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease other than the Broker. Landlord shall pay all fees, commissions or other compensation payable to the Broker pursuant to a separate agreement between Landlord and the Broker. Tenant and Landlord shall indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against the other party by brokers or agents claiming through the other party.

25. SUBORDINATION AND NON-DISTURBANCE

25.1 Subordination and Non-Disturbance

(a) This Lease is and shall be subject and subordinate in all respects to any ground lease, mortgage or deed of trust now or later encumbering the Land or the Building, and to all their renewals, modifications, supplements, consolidations and replacements (each, an “Encumbrance”). While such subordination shall be self-operative and shall occur automatically, Tenant agrees, upon request by and without cost to Landlord or any successor in interest, to execute and deliver to Landlord or the holder of an Encumbrance such instrument(s) as may be reasonably required by such Encumbrance holder to evidence such subordination, on such Encumbrance holder’s standard form, within fifteen (15) days after request by Landlord. In the alternative, however, the holder of an Encumbrance may unilaterally elect to subordinate such Encumbrance to this Lease. Landlord represents that, as of the Date of this Lease, neither the Land nor the Building is subject to an Encumbrance.

(b) Landlord agrees to request, and use commercially reasonable efforts to obtain, at Tenant’s sole cost, an agreement from any future holder of an Encumbrance in recordable form and in substance customarily adopted by such Encumbrance holder, to the effect that, in the event of any termination or foreclosure of an Encumbrance, so long as Tenant is not in default in the payment of any Base Rent or Additional Rent and so long as no Event of Default shall be continuing, (i) its rights as Tenant under this Lease shall not be affected or terminated, (ii) Tenant’s possession of the Premises shall not be disturbed, (iii) unless otherwise required by applicable Laws, no action or proceeding shall be commenced against Tenant and (iv) the Lease shall continue in full force and effect, all notwithstanding the foreclosure or termination of any Encumbrance. Tenant hereby agrees that making one request to an Encumbrance holder in writing shall be deemed “commercially reasonable efforts” for purposes of this Section 25.1(b).

25.2 Attornment

If the interest of Landlord is transferred to any person (a “Successor Landlord”) by reason of the termination or foreclosure, or proceedings for enforcement, of an Encumbrance, or by delivery of a deed in lieu of such foreclosure or proceedings, Tenant shall, upon demand and at the election of Successor Landlord, attorn to the Successor Landlord. Upon attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant, upon all of the same terms, conditions and covenants as stated in this Lease except that a Successor Landlord shall not be (a) liable for any previous act or omission or negligence of Landlord under this Lease, (b) subject to any counterclaim, defense or offset not expressly provided for in this Lease and asserted with reasonable promptness, which therefore shall have accrued to Tenant against Landlord, (c) bound by an previous modification or amendment of this Lease or by any previous prepayment of more than one month’s rent, unless such modification or prepayment shall have been approved in writing by the holder of any Encumbrance through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease or (d) obligated to perform any repairs or other work beyond Landlord’s obligations under this Lease. Tenant agrees, upon request by and without cost to the Successor Landlord, to promptly execute and deliver to the Successor Landlord such instrument(s) as may be reasonably required by Successor Landlord to evidence such attornment.

25.3 Cure by Encumbrance Holder

If any act or omission by Landlord shall give Tenant the right, immediately or after the lapse of time, to cancel or terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right until (a) it shall have given written notice of such act or omission to each holder of any Encumbrance and (b) a reasonable period for remedying such act or omission shall have elapsed following such notice (which shall in no event be less than the period to which Landlord would be entitled under this Lease to effect such remedy) provided such holder of an Encumbrance shall, with reasonable diligence, give Tenant notice of its intention to remedy such act or omission and shall commence and continue to act upon such intention.

26. NOTICES

All notices required or permitted under this Lease must be in writing and shall only be deemed properly given and received (a) when actually given and received, if delivered in person to a party who acknowledges receipt in writing; or (b) one (1) business day after deposit with a private courier or overnight delivery service, if such courier or service obtains a written acknowledgment of receipt; or (c) two (2) business days after deposit in the United States mails, certified or registered mail with return receipt requested and postage prepaid or (d) when served in the same manner as a summons in a Supreme Court action is then provided to be made under New York law. All such notices must be transmitted by one of the methods described above to, in the case of notices to Landlord, both Landlord’s Building Address and Landlord’s Notice Address, and in the case of notices to Tenant, to Tenant’s Notice Address, or, in either case, at such other address(es) of which either party may notify the other in accordance with the provisions of this Article 26 or otherwise at such address(es) as shall be permitted under New York law for service of a summons in a Supreme Court action.

27. OPTION TO EXTEND

27.1 Provided that when Tenant exercises its option hereunder and on the Expiration Date no Event of Default shall have occurred and be continuing, the Tenant named herein, or an Affiliate to whom the Tenant named herein shall have assigned this Lease or sublet the Premises pursuant to Section 16.7, shall have the option to extend the Term for a single, five (5) year period (the “Extension Term”). In addition, as a condition of Tenant’s exercise of such extension option, if the Guaranty is not at such time in effect then upon the exercise of such option Tenant shall deliver to Landlord, in addition to the security delivered to Landlord as a condition of the termination of the Guaranty upon a Qualifying Corporate Succession (as defined in the Guaranty), either (a) a cash security deposit or (b) an irrevocable standby letter of credit in form reasonably acceptable to Landlord, which cash security deposit or letter of credit shall be in an amount equal to fifteen percent (15%) of the total amount of Base Rent that would be due under the Lease during the Extension Term. The Extension Term shall commence on the day after the Expiration Date and shall expire on the last day of the calendar month in which the day immediately prior to the fifth (5th) anniversary of the Expiration Date shall occur unless the Extension Term shall sooner end pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law. Tenant shall give Landlord written notice (“Tenant’s Extension Notice”) of Tenant’s intention to exercise such option at least fifteen (15), but not more than eighteen (18), months prior to the Expiration Date, the time of exercise being of the essence (and the date that is fifteen (15) months prior to the Expiration Date hereinafter known as the “Exercise Date”), and upon the giving of such notice, this Lease and the Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the Extension Term had originally been included in the Term, and the Expiration Date shall thereupon be deemed to be the last day of the Extension Term. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Extension Term, including items of Additional Rent and escalation which shall remain payable on the terms herein set forth (but excluding, in relation to the Extension Term, the provisions for rent concession set forth in Section 4.1 and for Landlord’s contribution to the Initial Improvements), except that the Base Rent for the Extension Term shall be as determined in accordance with Section 27.2 and Tenant shall have no further right to extend the Term.

27.2 The Base Rent payable by Tenant for the Premises during the Extension Term shall be the fair market rental value of the Premises as of the day immediately preceding the commencement of the Extension Term (“FMRV”), based on the fair market rental value of space comparable to the Premises in midtown Manhattan, taking into account all relevant factors such as free rent, build out, brokerage commissions, tax and operating expense base years (which shall be adjusted during the Extension Term) and other market conditions. The FMRV shall be determined as follows:

(a) At any time after the date that is twenty (20) months prior to the Expiration Date, but no later than sixteen (16) months prior to the Expiration Date, Tenant shall have the right to send a notice to Landlord (the “FMRV Request Notice”) requesting that Landlord propose a good faith estimate of the FMRV. Within ten (10) business days following the delivery of the FMRV Request Notice, Landlord shall submit to Tenant its non-binding good faith estimate of the FMRV for the Extension Term, and within ten (10) business days following the date Landlord submitted such estimate to Tenant, Tenant shall submit to Landlord its non-binding good faith estimate of the FMRV for the Extension Term. Promptly following each party’s exchange of their respective estimates of the FMRV, Landlord and Tenant shall negotiate in good faith to endeavor to agree upon the FMRV; provided, however, until each party submits its final estimate of FMRV as set forth in Landlord’s Maximum FMRV and Tenant’s Minimum FMRV (each as hereinafter defined), each party shall be permitted to revise its respective estimate from time to time. Fifteen (15) days prior to the earlier of (i) the Exercise Date or (ii) the date Tenant intends to deliver Tenant’s Extension Notice, Tenant shall send Landlord a notice (the “Final Submission Notice”), requesting Landlord to submit its final estimate. Within five (5) days following the delivery of the Final Submission Notice, Landlord shall submit to Tenant its final estimate of the FMRV, which estimate shall constitute the maximum thereof that Landlord can claim as the FMRV for the Extension Term in any arbitration thereof (“Landlord’s Maximum FMRV”), and within five (5) days following the date Landlord submitted its final estimate, Tenant shall submit to Landlord its final estimate of the FMRV, which estimate shall constitute the minimum thereof Tenant can claim as the FMRV for the Extension Term in any arbitration thereof (“Tenant’s Minimum FMRV”). If Landlord and Tenant cannot reach agreement on the FMRV for the Extension Term by the Exercise Date, Tenant shall nonetheless have the right to exercise its option to extend the Term by delivering Tenant’s Extension Notice to Landlord in accordance with Section 27.1 above, and the FMRV shall be determined in accordance with the terms of clause (b) below.

(b) No later than the date that is nine (9) months prior to the commencement of the Extension Term, Landlord and Tenant shall designate a reputable, licensed real estate broker having an office in New York County with at least ten (10) years’ experience in evaluating midtown Manhattan commercial property and who is familiar with the rentals then being charged in the Building and in comparable buildings and areas (the “Independent Broker”). Upon the failure of Landlord and Tenant to timely agree upon the designation of the Independent Broker, then the Independent Broker shall be appointed by the President of the Real Estate Board of New York. The Independent Broker shall not be an individual who had represented Landlord or Tenant as a broker nor been employed by either Landlord or Tenant within the two (2) year period prior to appointment of the Independent Broker, nor shall the Independent Broker be an individual who had represented Landlord or Tenant in the determination of fair market rental value in the two (2) year period prior to appointment of Independent Broker. Concurrently with such appointment, Landlord and Tenant shall each submit to the Independent Broker, each with a copy to the other, Landlord’s Maximum FMRV and Tenant’s Minimum FMRV, respectively (or, if the early determination procedure described in 27.2(a) above was not timely initiated, Landlord and Tenant shall each submit its good faith estimate of the FMRV for the Extension Term, and such submissions shall be deemed to be Landlord’s Maximum FMRV and Tenant’s Minimum FMRV, respectively). The Independent Broker shall conduct such investigations and hearings as he or she may deem appropriate and shall, within sixty (60) days after the date of his or her designation, choose either Landlord’s Maximum FMRV or Tenant’s Minimum FMRV to be the FMRV during the Extension Term and such choice shall be binding upon Landlord and Tenant. The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant. Notwithstanding anything to the contrary in this Section 27, Tenant shall have the one time right to rescind Tenant’s Extension Notice at any time prior to the date that is twelve (12) months prior to the Expiration Date, time being of the essence.

27.3 In the event the Extension Term shall commence prior to a determination of the Base Rent during the Extension Term as herein provided, then the Base Rent to be paid by Tenant to Landlord until such determination has been made shall be (a) the Base Rent for the twelve (12) month period immediately preceding the commencement of the Extension Term plus (b) all escalations and Additional Rent payable under this Lease. After such determination has been made for the Base Rent during the Extension Term, any excess rental for the Extension Term theretofore paid by Tenant to Landlord shall be credited by Landlord against the next ensuing monthly Base Rent payable by Tenant to Landlord and any deficiency in Base Rent due from Tenant to Landlord during the Extension Term shall be immediately paid.

27.4 Promptly after the Base Rent has been determined, Landlord and Tenant shall execute, acknowledge and deliver an agreement setting forth the Base Rent for the Extension Term, as finally determined, provided the failure of the parties to do so shall not affect their respective rights and obligations hereunder.

27.5 Anything herein to the contrary notwithstanding, (i) Tenant’s Extension Notice shall not be valid or effective if, at the time Tenant’s Extension Notice is given, any Event of Default shall have occurred and be continuing and (ii) Tenant’s Extension Notice, if effectively given, shall be voidable by Landlord if any Event of Default shall have occurred and be continuing on the first day of the Extension Term.

28. MISCELLANEOUS

28.1 Binding Effect

Each of the provisions of this Lease shall bind and inure to the benefit of, as the case may be, Landlord and Tenant, and their respective heirs, successors and assigns, provided that this clause shall not be construed to permit any transfer by Tenant in violation of the provisions of Article 16.

28.2 Complete Agreement; Modification

All of the representations and obligations of the parties are contained in this Lease. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless the same shall be in writing and shall be signed by the party against whom enforcement shall be sought.

28.3 Delivery for Examination

The submission of the form of this Lease for examination shall not bind Landlord in any manner, and no obligations shall arise under this Lease until it shall be signed and exchanged by Landlord and Tenant.

28.4 No Air Rights; Obstructions of Light or View; Closure

This Lease does not grant any easements or rights for light, air or view. Any diminution or blockage of light, air or view by any structure or condition now or later erected shall not affect this Lease or impose any liability on Landlord. If at any time any windows of the Building (including the Premises) are temporarily darkened, or the light, air or view therefrom is obstructed temporarily by reason of any repairs, improvements, maintenance or cleaning in or about the Building or permanently by reason of a requirement of Law or the construction of any structure that may be erected on lands in the vicinity of the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease and shall not be deemed to constitute an eviction.

28.5 Building Name

Tenant shall not, without Landlord’s consent, use Landlord’s or the Building’s name, or any facsimile or reproduction of the Building, for any purpose; except that Tenant may use the Building’s name in the address of the business to be conducted by Tenant in the Premises. Landlord reserves the right, upon reasonable prior notice to Tenant, to change the name or address of the Building.

28.6 Building Standard

The phrase “Building standard” shall, in all instances, refer to the then-current standard described in Landlord’s most recently adopted schedule of Building standard or, if no such schedule has been adopted, to the standard which commonly prevails in and for the entire Building.

28.7 No Waiver

No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy upon the violation of such provision, even if such violation shall be continued or repeated subsequently. No express waiver shall affect any provision other than the provision specified in such waiver, and only for the time and in the manner specifically stated. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver shall be in a writing signed by Landlord or Tenant, as the case may be.

28.8 Recording; Confidentiality

Tenant shall not record this Lease, or a short form memorandum, without Landlord’s written consent and any such recording without Landlord’s written consent shall constitute an Event of Default. Tenant shall keep the Lease terms, provisions and conditions confidential and shall not disclose them to any other person without Landlord’s prior written consent. However, Tenant may disclose Lease terms, provisions and conditions to Tenant’s accountants, attorneys, managing employees and others in privity with Tenant, as reasonably necessary for Tenant’s business purposes, without such prior consent.

28.9 Captions

The captions of sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections.

28.10 Invoices

Except as may otherwise be expressly provided in this Lease, including but not limited to Tenant’s audit right as set forth in Section 4.4.2(d), if Tenant shall fail to give Landlord specific written notice of its objections to any bill, invoice or statement for Rent (each, an “Invoice”) within ninety (90) days after receipt of any Invoice from Landlord, such Invoice shall be binding on Tenant and Tenant may not later question the validity of such Invoice or the underlying information or computations used to determine any amounts stated therein and Landlord shall have no liability for claims for refunds or overcharges based thereon.

28.11 Severability

If any provision of this Lease shall be declared void or unenforceable by a final judicial or administrative order, this Lease shall continue in full force and effect, except that the void or unenforceable provision shall be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

28.12 Jury Trial

LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY LANDLORD OR TENANT AGAINST THE OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR THE RELATIONSHIP OF LANDLORD AND TENANT, TO THE EXTENT PERMITTED BY LAW.

28.13 Authority to Bind

Landlord and Tenant represent and warrant that the individuals signing this Lease on their behalves are empowered and duly authorized to bind Landlord or Tenant, as the case may be, to this Lease.

28.14 Only Landlord/Tenant Relationship

Landlord and Tenant agree that neither any provision of this Lease nor any act of the parties shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

28.15 Covenants Independent

The parties intend that this Lease be construed as if the covenants between Landlord and Tenant are independent and that the Rent shall be payable without offset, reduction or abatement for any cause, except as otherwise expressly provided in this Lease.

28.16 Governing Law

This Lease shall be governed by and construed according to the laws of the State of New York. Landlord and Tenant, any subtenant, and any guarantor of Tenant’s obligations under this Lease, hereby expressly consent to the jurisdiction of the Civil Court of the City of New York and the Supreme Court of the State of New York with respect to any action or proceeding between Landlord and Tenant or such party with respect to this Lease or any rights or obligations of either party pursuant to this Lease, and agree that venue shall lie in New York County. Tenant and any subtenant further waive any and all rights to commence any such action or proceeding against Landlord before any other court.

28.17 Inability to Perform

This Lease and the obligation of Tenant to pay Base Rent, Additional Rent and other Rent, and to perform and comply with all of the other covenants and agreements hereunder on the part of Tenant to be performed or complied with, shall in no way be affected, impaired or excused in the event that Landlord shall be delayed, hindered or prevented by reason of Force Majeure from performing or complying with any of the covenants and agreements to be performed or complied with by Landlord under this Lease, or to furnish any service or facility. No such delay or failure by Landlord in the performance of any of Landlord’s obligations under this Lease by reason of Force Majeure shall constitute an actual or constructive eviction in whole or in part or impose any liability upon Landlord or its agents because of inconvenience to Tenant or injury to or interruption or loss of Tenant’s business or entitle Tenant to any diminution or abatement of Rent.

28.18 No Surrender

No act or thing done by Landlord or Landlord’s agents (including, without limitation, the acceptance of keys by any employee of Landlord or Landlord’s agents) during the Term shall be deemed to constitute an acceptance of a surrender of the Premises or the termination of this Lease, and no agreement to accept such surrender shall be valid, unless the same shall be in writing and shall be signed by Landlord. In the event that Tenant at any time shall desire to have Landlord sublet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s property in connection with such subletting.

28.19 No Merger

There shall be no merger of this Lease, or the leasehold estate created by this Lease, with any other estate or interest in the Premises, or any part thereof, by reason of the fact that the same person may acquire or own or hold, directly or indirectly, (i) this Lease or the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, and (ii) any such other estate or interest in the Premises or any part thereof; and no such merger shall occur unless and until all persons having an interest (including a security interest) in (a) this Lease or the leasehold estate created by this Lease and (b) any such other estate or interest in the Premises, or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.

28.20 Force Majeure

Notwithstanding anything to the contrary contained in this Lease, the time for performance of any obligation of Landlord or Tenant under this Lease shall be excused during and extended by any period during which such party shall be prevented from performing such obligation by reason of Force Majeure, provided that lack of funds, bankruptcy or other financial difficulty shall not be deemed a Force Majeure or excuse or extend the time for performance of any obligation by either party. However, Force Majeure shall not relieve either party from any obligations under this Lease.

28.21 Time of the Essence

Subject to all applicable cure and grace periods expressly provided herein, time is of the essence as to all dates set forth in this Lease.

29. RIGHT OF FIRST OFFER

From and after the Date of this Lease and during the Term, as the same may be extended, provided that at the time of exercise no Event of Default shall be continuing and that Tenant has not at such time delivered a Termination Notice, the Tenant named herein, or an Affiliate to whom the Tenant named herein shall have assigned this Lease or sublet the Premises pursuant to Section 16.7, shall have the right of first offer to lease the following premises in the Building, which right Tenant shall have only one time with respect to each such space: (a) all or any portion of the 13th floor of the Building, shown on Exhibit J hereto, (b) all or any portion of the 14th floor of the Building, (c) all or any portion of the 16th floor of the Building, (d) all or any portion of the 17th floor of the Building, shown on Exhibit J hereto, and (e) all or any portion of the 18th floor of the Building, shown on Exhibit J hereto (individually and collectively, the “ROFO Space”) on the terms set forth in this Section 29. Notwithstanding the prior sentence, such right of first offer is subject and subordinate to (i) any rights of tenancy or occupancy existing as of the Date of this Lease, including any extensions or renewals thereof, whether or not by the terms of any lease or occupancy agreement, (ii) any rights of offer, refusal, or occupancy existing pursuant to leases or agreements with other tenants or licensees in the Building in effect as of the Date of this Lease, which are listed on Exhibit I hereto, and (iii) the right of Landlord to enter into a lease of premises on the 17th floor of the Building that Landlord is negotiating as of the Date of this Lease. If Landlord desires to lease particular ROFO Space to a third party, Landlord must first deliver a notice (“First Offer Notice”) to Tenant setting forth the material business terms on which Landlord is prepared to lease such ROFO Space to a third party, including the annual base rent, the duration of the term of such lease and any abatements, concessions and Landlord’s work to be performed to be included under the proposed lease, and offering to lease the particular ROFO Space to Tenant on such terms. Tenant shall have a period of thirty (30) days following receipt of the First Offer Notice (the “ROFO Acceptance Period”) to accept such offer by notice to Landlord. If Tenant accepts such offer within the ROFO Acceptance Period, this Lease shall be amended to (i) add the particular ROFO Space to the Premises at the annual base rent set forth in the First Offer Notice, (ii) increase Tenant’s Tax Share and Tenant’s Expense Share by the ratio of the rentable area of the particular ROFO Space to the rentable area of the Building or office portion thereof, as applicable, and (iii) include the terms with respect to the particular ROFO Space set forth in the First Offer Notice not covered by this Lease, and after such amendment this Article 29 shall be deemed to be deleted from this Lease and of no further force or effect with respect to such particular ROFO Space. If Tenant fails to respond to the First Offer Notice during the ROFO Acceptance Period, Tenant shall be deemed to have elected not to enter into such lease, in which event (or, in the event that Tenant elects not to enter into such lease) this Article 29 shall be deemed to be deleted from this Lease and of no further force or effect with respect to such particular ROFO Space, and Landlord may lease the particular ROFO Space to any third party on substantially the same terms as those set forth in the First Offer Notice (it being understood that a decrease in the annual base rent set forth in the First Offer Notice, taking into account rent concessions, free rent periods, and tenant allowances, by more than five percent (5%), shall be deemed a substantial change to the terms set forth in the First Offer Notice, provided that Landlord shall have no obligation to send a revised First Offer Notice to Tenant in the event of such decrease later than six (6) months following its original First Offer Notice to Tenant).

30. RIGHT TO TERMINATE

Anything contained in this Lease to the contrary notwithstanding, the Tenant named herein, or an Affiliate to whom the Tenant named herein shall have assigned this Lease or sublet the Premises pursuant to Section 16.7, shall have the right to terminate this Lease effective as of the seventh (7th) anniversary of the Rent Commencement Date by notice to Landlord (the “Termination Notice”), provided that (a) any Termination Notice shall have been delivered to Landlord at least fourteen (14) months prior to the seventh (7th) anniversary of the Rent Commencement Date (upon the timely delivery of a Termination Notice, the seventh (7th) anniversary of the Rent Commencement Date is hereafter referred to as the “Early Termination Date”) and (b) as a condition of the effectiveness of the termination of this Lease, Tenant shall pay to Landlord, on the Early Termination Date, a fee equal to the unamortized amount of Landlord’s Contribution and the rent concessions and brokerage commissions payable by Landlord pursuant to or in connection with this Lease, together with interest thereon at 6% from the date such costs are incurred or paid, as applicable, by Landlord, as evidenced by an invoice from Landlord. Provided that Tenant has timely delivered the Termination Notice and paid the aforesaid fee to Landlord on the Early Termination Date, upon the occurrence of the Early Termination Date, this Lease shall terminate and be of no further force or effect as if such Early Termination Date were the original Expiration Date of this Lease. Notwithstanding anything to the contrary contained herein, if at any time during the Term Tenant is leasing ROFO Space of 9,561 rentable square feet or more in the aggregate, or has expanded the Premises following the Date of this Lease and such expansion space comprises 9,561 rentable square feet or more in the aggregate, then in either such case, Tenant shall no longer have the right to terminate this Lease pursuant to this Section 30, and this Section 30 shall as of the date of such exercise or other expansion be deemed to be deleted and of no further force or effect.

31. DETERMINATION OF DISPUTES ARISING UNDER ARTICLE 22

Any dispute regarding whether Landlord has unreasonably withheld or delayed its consent or approval that pursuant to this Lease must not be unreasonably withheld or delayed, may be conclusively determined pursuant to the following procedure and upon and subject to the following terms and conditions:

(a) At any time during the course of such dispute, Landlord or Tenant may designate, by notice to the other, a person as its representative to resolve such dispute who is qualified and experienced in the issue under dispute (the “First Representative”), whereupon, within five (5) business days thereafter, the other party shall designate another such qualified and experienced representative for the resolution of such dispute (the “Second Representative”).

(b) The First Representative and the Second Representative shall attempt to resolve such dispute and any agreed resolution thereby shall be conclusive for purposes hereof. If either Landlord or Tenant fails to timely designate the Second Representative and again fails to do so within three (3) business days after notice of such failure from the other party, the resolution of such dispute by the First Representative shall be conclusive for purposes hereof.

(c) If the First Representative and the Second Representative cannot agree upon the resolution of such dispute within ten (10) business days after their appointment, they shall, within five (5) business days after the expiration of such ten (10) business day period, designate another qualified and experienced representative (the “Third Representative”), whose resolution of such dispute shall be conclusive for purposes hereof.

(d) If the First Representative and the Second Representative do not designate a Third Representative within such five (5) business day period, either party, may at any time after the expiration of such five (5) business day period, apply to the Presiding Justice of the Appellate Division, First Department, for the appointment thereof.

(e) The First Representative, the Second Representative and the Third Representative shall, by majority vote, establish the rules and procedures for the expeditious resolution of such dispute and shall issue their written determination thereof within ten (10) business days after the designation of the Third Representative.

(f) Each party shall pay its own representative, and the parties shall share equally the cost of the Third Representative.

32. GUARANTY

As a material inducement to Landlord to enter into this Lease, Tenant shall cause to be delivered to Landlord, simultaneously with the execution of this Lease, the guaranty of Aramark Corporation, a Delaware corporation, in the form annexed hereto as Exhibit G (the Guaranty”).

Having read and intending to be bound by the terms and provisions of this Lease, Landlord and Tenant have signed it as of the Date.

TRIZECHAHN 1065 AVENUE OF THE
AMERICAS LLC, a Delaware limited liability company

By:	TrizecHahn 1065 LLC, a Delaware limited liability company

By:	/s/ Adam R. Goldenberg
Name: Adam R. Goldenberg
Title: Market Managing Director

SEAMLESSWEB PROFESSIONAL
SOLUTIONS, LLC, a Delaware limited liability company

By:	/s/ Ted Pastva
Name: Ted Pastva
Title: VP Finance

Tenant’s Federal Tax ID #: 13-4093796